   As filed with the Securities and Exchange Commission on November 1, 1999.
                                             Registration No. 333-________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM SB-2

                            REGISTRATION STATEMENT
                                     UNDER
                            SECURITIES ACT OF 1933

                                iGENISYS, INC,
                            ----------------------
                (Name of small business issuer in its Charter)

     Colorado                             8742                84-1485196
----------------------------  ----------------------------  --------------
(State or other jurisdiction  (Primary Standard Industrial  (IRS Employer
incorporation or organiza-    Classification Code Number)   Identification
tion)                                                       Number)

                        654 North Belt East, Suite 310
                             Houston, Texas  77060
                                (281) 820-0200
                             (281) 447-8291 (fax)
                  ------------------------------------------
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                Carylyn K. Bell
                               Registered Agent
                   3200 Cherry Creek Drive South, Suite 430
                            Denver, Colorado 80209
                                (303) 282-4800
                             (303) 282-5800 (fax)
                  ------------------------------------------
          (Name, address, including zip code, and telephone number of agent for service of process)

                                  Copies to:
                           Clifford L. Neuman, Esq.
                             Neuman & Drennen, LLC
                               1507 Pine Street
                           Boulder, Colorado  80302
                                (303) 449-2100
                             (303) 449-1045 (fax)

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.    [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

                        CALCULATION OF REGISTRATION FEE


Title of                         Proposed      Proposed
Each Class of                    Maximum       Maximum
Securities          Amount       Offering      Aggregate      Amount of
to be               to be        Price per     Offering       Registration
Registered          Registered   Share         Price (1)      Fee
-------------       ----------   ---------     ----------     ------------

Common Stock,
$.001 par value
to be sold by
the Company         1,500,000    $3.00         $ 4,500,000    $1,251.00

Common Stock,
$.001 par value
to be sold by
the Selling
Shareholders        1,990,611    $3.00         $ 5,971,833    $1,660.17

Total               3,490,611    $3.00         $10,471,833    $2,911.17

--------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                iGENISYS, INC.

                             Cross-Reference Index

       Item No. and Heading                           Location
           In Form SB-2                               Location
      Registration Statement                        in Prospectus
      ----------------------                        -------------

1.   Forepart of the Registration            Forepart of Registration
     Statement and Outside Front             Statement and Outside Front
     Cover Page of Prospectus                Cover Page of Prospectus

2.   Inside Front and Outside Back           Inside Front and Outside Back
     Cover Pages of Prospectus               Cover Pages of Prospectus

3.   Summary and Risk Factors                Prospectus Summary; Risk
                                             Factors

4.   Use of Proceeds                         Use of Proceeds; Risk Factors

5.   Determination of Offering Price         Front Cover Page

6.   Dilution                                Dilution; Risk Factors

7.   Selling Securityholders                 Selling Shareholders and Plan
                                             of Distribution

8.   Plan of Distribution                    Terms of Offering

9.   Legal Proceedings                       Legal Proceedings

10.  Directors, Executive Officers,          Management
     Promoters and Controlling Persons

11.  Security Ownership of Certain           Security Ownership of
     Beneficial Owners and Management        Management and Principal
                                             Stockholders

12.  Description of Securities               Description of Securities

13.  Interest of Named Experts and Counsel   Legal Matters; Experts

14.  Disclosure of SEC Position on           Management - Indemnification
     Indemnification for Securities Act      and Limitation on Liability of
     Liabilities                             Directors

15.  Organization Within Last Five Years     The Company; Business -
                                             Overview

16.  Description of Business                 Prospectus Summary; Risk
                                             Factors; Business

17.  Management's Discussion and Analysis    Management's Discussion and
     of Plan of Operation                    Analysis of Financial
                                             Condition and Results of
                                             Operations; Financial
                                             Statements; Business

18.  Description of Property                 Business

19.  Certain Relationships and Related       Certain Transactions
     Transactions

20.  Market for Common Equity and Related    Certain Market Information
     Stockholder Matters

21.  Executive Compensation                  Management - Executive
                                             Compensation

22.  Financial Statements                    Financial Statements

23.  Changes in and Disagreements with       *
     Accountants on Accounting and
     Financial Disclosure

--------------------

* Omitted from Prospectus because Item is inapplicable or answer is in the negative

               SUBJECT TO COMPLETION, DATED _____________, 1999

                                  PROSPECTUS

                                iGENISYS, INC.
                       3,490,611 Shares of Common Stock

The Company-

*    iGeniSys, Inc.
     654 North Belt East, Suite 310
     Houston, Texas  77060

* Through our subsidiary, we design and develop Internet business management software and provide ancillary services in the business systems arena, with an emphasis on project and program management, cost and risk analysis, budget and database analysis, consulting, systems integration and training.

* To date, there has been no public market for our common stock, and despite the anticipated listing of our common stock on the over-the-counter market, we can give no assurance that an active market will develop in the future.

The Company Offering-

* We are offering up to 1,500,000 shares of common stock at an offering price of $3.00 per share.

* We plan to offer the shares of common stock through our officers and directors. (We do not plan to use underwriters or pay any commissions.)

The Selling Shareholders Offering-

* This prospectus also relates to the offer and sale of 1,990,611 shares of common stock by certain of our shareholders.

* We will not receive any of the proceeds from the sales of our common stock by these selling shareholders.

               Investing in our common stock involves a high degree of risk. You should read the "Risk
               Factors" beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is __________, 1999

                              PROSPECTUS SUMMARY

This summary highlights important information about our business and about the offerings. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. Please read the entire prospectus.

About Our Company

     Please note that throughout this Prospectus the words "we", "our" or "us" refers to iGeniSys, Inc. and not to any of the selling shareholders.

     We conduct our operations through our subsidiary, GeniSys Information Systems, Inc. We are a business software development and consulting company specializing in providing customers with state-of-the-art internet solutions in the project and program management arena. We recently developed the first integrated internet-based schedule and cost-control reporting system on the market and, as a result of our internally developed software and human resources, we have developed business alliances with Microsoft Corporation and Arthur Andersen, LLP.

     We provide customized solutions to complex problems for a wide range of commercial entities including Boeing North America, Allied Signal, Wal-Mart, and Enron. In addition we have provided software and services to many governmental entities such as the US Army, US Department of Energy, and the City of San Antonio. These entities, as well as others, have utilized our products and services to enhance their own productivity and efficiency.

     Internet-based Project/Program management and cost control is the primary business area that we emphasize. Large commercial and governmental entities have projects of all sizes and descriptions, and each of these represent significant opportunities for performance enhancement. Whether it is the development of a new aircraft, the construction of a major office building, a time-sensitive overhaul to a petrochemical plant, or a major software development project, managers at all levels (including Congressional oversight) need to monitor the progress of these projects, control their respective costs, and be alerted when problems arise. The critical need to provide early warning to senior management of variances in project schedules and potential cost overruns is the justification for using our project management practices and software solutions.

     Our principal executive offices are currently located in Houston, Texas at 654 North Belt East, Suite 310, Houston, Texas 77060. Our telephone number at that address is (281) 820-0200 and our facsimile number is (281) 447-8291. Our Internet Website address is http://www.genisystems.com. In addition to our corporate office, we maintain offices in Denver, Colorado, Torrance (Los Angeles), California and Washington, D.C.

                              About The Offering

     There are two offerings covered by this Prospectus: one offering is being made by us and is referred to as the "Company Offering", and the other offering is being made by certain selling shareholders and is referred to as the "Selling Shareholders' Offering."

     In our offering, we are offering for sale up to 1,500,000 shares of our common stock at a price of $3.00 per share. We are offering the shares through our officers and directors and will not be using the services of an underwriter. We will not be paying any commissions on any sales of common stock in our Offering.

     The Selling Shareholders' Offering is an offering of shares of our common stock by persons who were issued shares of our common stock in prior transactions. We refer to these persons as "Selling Shareholders" in this Prospectus. We are registering the common stock covered by this Prospectus in order to fulfill the obligations we have under agreements with the Selling Shareholders.

                            Summary Financial Data

     The following financial information summarizes the more complete historical financial information enclosed in this prospectus. You should read the information below along with all other financial information and analysis in this prospectus. Please do not assume that the results below indicate results we will achieve in the future.

                                       March 31,         September 30,
                              ------------------------   -------------
                                  1999          1998         1999
                              ------------    ---------  -------------

Current assets                $ 1,107,489    $1,016,316  $    716,528

Current liabilities           $(1,467,455)  $(1,047,773) $ (1,425,615)

Net working capital deficit   $  (359,966)   $  (31,457) $   (709,087)

Development costs, net        $   549,819    $   46,521  $    700,527

Equipment, net                $   147,359    $   94,078  $    160,416

Convertible note payable,
 shareholder                  $       -0-    $  (75,000) $        -0-

Shareholders' equity          $   404,056    $    5,024  $    253,282

Total assets                  $ 1,894,821    $1,171,699  $  1,686,890


                          For the Periods          For the Six Months
                         Ended March 31,           Ended September 30,
                     -------------------------------------------------
                         1999         1998         1999          1998
                     ----------    -----------  -----------  ------------

Revenues             $3,049,128    $1,882,445  $1,542,924    $ 1,193,301

Operating (loss)
 income              $ (216,934)   $    5,821  $ (345,240)   $   (66,661)

Net loss             $ (299,243)   $  (20,076) $ (397,575)   $  (107,182)

Weighted average
 number of shares     6,165,715     4,602,510  10,099,640      4,602,510

Basic and diluted
 loss per share      $    (.049)   $    (.004) $    (.039)   $     (.023)


                                RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk. Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment in our securities, before deciding to invest in our common stock.

We Have a History of Operating Losses; Our Future Profitability is Uncertain

     We have incurred operating losses since our inception amounting to a net accumulated deficit of $716,894 as of September 30, 1999. Such losses are attributed to initial costs of starting the business, expenditures made in developing corporate relationships with Microsoft and Arthur Andersen, LLP, and expenses incurred implementing initial releases of our software. We continue to incur expenses relating to expansion of our markets and related costs and future losses could be incurred and there can be no assurances that our products will be accepted in the marketplace nor that we will generate profitable operations.

We Will Need Additional Financing

     We will require substantial funds to fulfill the initial stages of our business plan. These funds will be used to recruit and train the additional staff needed to complete development and introduction of our new web-based software products which will sustain our growth, to develop a network of regional offices needed to provide nationwide customer support and to enhance marketing and sales, to fund further software development, and for our general working capital requirements and other general corporate purposes. Our specific capital requirements depend upon numerous factors, including:

     *    The progress of our product development and commercialization

     * The requirements for and the cost of filing, prosecuting, defending and enforcing patent claims, copyrights and other intellectual property rights

     *    Competing technological and market developments

     *    The acceptance of our products by the marketplace

     We believe that our capital resources, including the estimated net proceeds of this offering, and internally generated working capital, will be sufficient to satisfy our current and projected funding requirements for at least 12 months from the date of this prospectus. Unless we are able to achieve profits from operations within that time or, if we experience unanticipated cash requirements during the next 12 months, we may require substantial additional capital. We may seek additional funding through public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, our existing stockholders, including those who invest in the offerings described in this prospectus, may experience substantial dilution. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or to obtain funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our products or technologies that we would not otherwise relinquish. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

There Are Certain Risks Relating to Our Business

     Our business is subject to certain risks and uncertainties, including the need to anticipate changes in technology to provide software development and consulting services on a timely basis, competition from other companies with substantially greater financial, technical and other resources, relatively low barriers to entry, the growth in software development and IT services offered by others, and the need to protect our proprietary rights.

Our Business Must Keep Pace with Rapid Technological Changes

     The software development, project and program consulting and strategic business consulting market has experienced rapid technological advances and developments in recent years. Our failure to stay abreast of these advances and developments could materially adversely affect our business.
Additionally, we use a number of different technologies in developing and providing software and computer solutions for our customers. These technologies are developing rapidly and are characterized by evolving industry standards in a wide variety of areas. While we evaluate technologies on an ongoing basis and endeavor to utilize those that are most effective in developing software and computer solutions for our customers, there can be no assurance that the technologies we utilize, and the expertise we have gained in those technologies, will continue to be applicable in the future. There can be no assurance that new technologies will be made available to us or that we can economically apply these technologies. The inability to apply existing technologies and our expertise to subsequent projects could have a material adverse effect on our business, operating results and financial condition.

We may not be able to Manage our Growth if we are Successful

     If we are successful and are able to grow profitably, that growth could create certain additional risks. Growth can place additional burden on our management resources and financial controls. In addition, it will require us to continue to implement and refine our operating, financial and information management systems and to train, motivate and manage our employees. Our ability to attract and retain qualified people will have a significant effect on our ability to establish and maintain our position in the market, and our failure to do so could have a material adverse effect on our results of operations.

We Must be Able to Attract and Retain Employees

     While the software applications and programs that we have developed are important to our success, our future success depends in large part upon our ability to attract, retain and motivate highly skilled employees, particularly software development, senior project managers, and other senior personnel with experience in a wide variety of businesses and industries. Qualified senior project managers and development professionals are in particularly great demand and are likely to remain a limited resource for the foreseeable future. Several attributes of our work environment pose challenges to our ability to attract and retain employees, including:

     *    extensive travel requirements

     *    our intense work environment and culture

     *    our standards for employee technical skills and job performance

     * our practice of adjusting the number of technical personnel to reflect active project levels

     Although we expect to continue to attract sufficient numbers of highly skilled employees and to retain our existing senior project managers and other senior personnel for the foreseeable future, there can be no assurance that we will be able to do so. Our failure to attract and retain key personnel could have a material adverse effect upon our business, operating results and financial condition.

We are Dependent upon Certain Key Employees

     Although we do not believe that the loss of any particular individual would have a material adverse impact on us, the loss of some or all of our senior managers could have a material adverse impact on our operations, including our ability to secure and complete engagements. We have committed to Craig Crawford and Jeff Spencer that we would enter into written employment agreements with them as our executive officers, but to date have not done so. These commitments are oral and, as a result, it is possible that one or more of our employees may elect to terminate his employment with little or no advance notice. The loss of certain key employees without sufficient time to locate and train suitable replacement personnel could have a material adverse effect on our business operations and financial condition.

We Sometimes Have Employees with No Specific Assignment

     Our unassigned labor costs, which represent salaries of, and other expenses allocated to, systems professionals not assigned to a specific project, have gradually increased as a percentage of revenues over time. We attempt to reassign employees who meet our performance requirements to other active projects when they are no longer needed on a particular project. However, since we generally recruit personnel in advance of the commencement of certain projects in order to meet the needs of these projects, any cancellation or delays in the anticipated projects would increase the unassigned labor costs and might cause a material adverse effect upon our business, operating results and financial condition. We attempt to use contract personnel where appropriate to reduce fixed costs; however, there is a limited number of qualified personnel willing to work on a contract basis.

We are Subject to Risks Associated with Our Projects

     Because of the project based nature of our work and the fact that many of the projects we undertake are large projects, there is a risk of a material impact on operating results because of the unanticipated suspension or cancellation of a large project or the financial difficulties of a client.
The suspension or cancellation of a project or the financial difficulties of a client could result in a drop in revenues, the need to reassign staff, a potential dispute with a client regarding moneys owed for consulting work and expenses, and a lessening of our reputation.

     In addition, because many of our projects are high profile, mission critical projects for major clients, a failure or inability to meet a client's expectations with respect to a major project undertaken by us could damage our reputation and affect our ability to attract new business. Third party products and services have been incorporated into a number of the proprietary products and services we currently offer. These third party products and services are integral to the success of many of our projects. To the extent that third parties do not deliver effective products and services on a timely basis, our project results could be negatively impacted. Although we attempt to limit this risk in our engagement arrangements with clients, the failure of a project could harm our reputation and also result in significant financial exposure to us.

We Face Significant Competition

     The software development, project and program consulting and strategic business consulting industries are comprised of a large number of participants, are subject to rapid changes and are highly competitive. We compete with, and face potential competition from, a number of companies that have significantly greater financial, technical and marketing resources and greater name recognition than we have. We also compete with smaller service providers whose specific, more narrowly focused service offerings may be more attractive to potential clients than our multi-dimensional approach. Our clients primarily consist of government entities and agencies, Fortune 500 companies, and other large corporations. There are an increasing number of companies in the software development, IT consulting and strategic business consulting industries targeting this client base. We believe that our ability to compete in these markets depends in part on a number of factors outside our control, including the ability of our competitors to hire, retain and motivate a significant number of skilled project managers, our competitors ownership of, or ability to develop, software applications that are competitive with our products and services, and the price at which others offer comparable services.

     In addition, our clients could develop or acquire in-house expertise and/or proprietary software applications similar to those which we provide, which would significantly reduce demand for our services. No assurance can be given that we will be able to maintain our existing client base, maintain or increase the level of revenue generated by our existing clients or be able to attract new clients.

We are Vulnerable to General Economic Conditions

     Our revenues and results of operations will be subject to fluctuations based on the general economic conditions of the United States. If there were to be a general economic downturn or a recession in the United States, then we expect that business enterprises, including our clients and potential clients, would cut back on their spending on, or reduce their budget for, software development and other IT services. In the event of an economic downturn, there can be no assurance that our business, operating results and financial condition would not be materially and adversely affected.

We may be Unable to Protect Our Intellectual Property Rights

     We have developed certain foundation and application software tools, programs and products that we own and license to our clients. We regard this software as proprietary and protect our rights in it where appropriate with copyrights, trademarks, trade secret laws and contractual restrictions on disclosure and transferring title. We cannot assure you that any steps we take in this regard will be adequate to deter misappropriation of our proprietary rights or independent third party development of functionally equivalent products.

     We have developed and rely on the trademarks that we use with our products, including GeniSys Enterprise Manager(-TM-) or GEM(-TM-), Visual Project Manager(-TM-) or VPM(-TM-) , Gatekeeper(-TM-) and Tracer(-TM-). Wherever possible, we have either applied for, intend to apply for, or have obtained federal registrations with respect to the use of our trademarks, and where registrations of particular marks have not been issued, we continue to claim common law trademark rights to those names. However, we cannot assure you that we will obtain registrations for all of our trademarks or that we will not be subject to opposition, cancellation or infringement proceedings based upon the use of a particular trademark. The loss of the use of any one or more of our trademarks could have a material adverse effect upon our ability to profitably market the associated product or service.

     In addition, our success is dependent upon our specialized expertise and methodologies. To protect this proprietary information, we rely upon a combination of trade secret and common laws, employee nondisclosure policies and third party confidentiality agreements. However, there can be no assurance that any of the steps we take will be adequate to deter misappropriation of our specialized expertise and methodologies.
Specifically, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, that our trade secrets will not be disclosed or that we can effectively protect our rights to unpatented and/or uncopyrighted trade secrets. Despite precautions we may take, unauthorized parties may attempt to engineer, reverse engineer, copy or obtain and use our products and other information we consider proprietary. We pursue a policy of having our employees and consultants execute non-disclosure agreements upon commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship with us shall be kept confidential except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets or other proprietary information in the event they are used or disclosed in an unauthorized manner.

     Although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that an infringement claim will not be asserted against us in the future.

We Face Special Risks from Conducting International Operations

     Some of our clients have locations outside the United States. Because the cost of doing business abroad is higher for U.S. businesses than the cost of doing business domestically, we could experience a decline in our operating margins if the significance of our international operations increases. International operations and the provision of services in foreign markets are subject to a number of special risks, including:

     *    Currency exchange rate fluctuations

     *    Trade barriers

     *    Exchange controls

     *    National and regional labor strikes

     *    Political risks

     *    Additional security concerns

     *    Risks of increases in duties, taxes and governmental royalties

     * Changes in laws and policies governing operations of foreign-based companies

     In addition, our continued success and future growth internationally will depend upon our ability to attract, develop and retain a sufficient number of highly skilled and motivated local professional employees in each of those foreign countries where we conduct operations. Competition for local personnel qualified to deliver most of our services is intense, and there can be no assurance that we will be able to recruit, develop and retain a sufficient number of highly skilled, motivated local professionals to compete successfully internationally.

We have Broad Discretion in Using the Proceeds of the Offering

     Our Board of Directors will have broad discretion to allocate the proceeds of this offering and to determine the timing of expenditures. We expect that the proceeds of this offering will be used to recruit and train additional staff needed to complete development and introduction of our new web-based products and to sustain our planned growth, to add regional offices needed to provide nationwide marketing and sales, and to fund further software development, with approximately 20% to be reserved for use as working capital and for other general corporate purposes. Currently, we are unable to estimate precisely the allocation of the proceeds among these uses, and the time and amount of expenditures will vary depending upon numerous factors.

Investors will be Immediately Diluted

     Investors acquiring shares of our common stock in the offerings described in this prospectus will incur immediate and substantial dilution of their investment of approximately $2.66 per share, or 89% of the offering price, based upon our adjusted net tangible book value as of September 30, 1999. To the extent that currently outstanding options to purchase our common stock are exercised, there will be further dilution to investors acquiring shares of common stock. See "Dilution."

We have been Arbitrary in Setting the Offering Price

     The offering price of the shares of common stock we are offering was arbitrarily determined by us and is not necessarily related to our assets, book value or financial condition, and may not be indicative of our actual value.

Future Issuances of our Common Stock Could Dilute Current Shareholders and Adversely Affect the Market if it Develops

     We have the authority to issue up to 100,010,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without stockholder approval. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Future Sales of our Common Stock Could Adversely Affect the Market

     Future sales of our common stock into the market may also depress the market price of our common stock if one develops in the future. We have issued common stock, options and warrants to purchase our common stock. Sales of these shares of our common stock or the market's perception that these sales could occur may cause the market price of our common stock to fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.

Future Sales of Preferred Stock Could also Adversely Affect the Market for our Common Stock

     We have the authority to issue up to 50,000,000 shares of preferred stock without shareholder approval. The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

We may Incur Expenses as a Result of the Year 2000 Problem

     The Year 2000 problem exists because many computer programs, embedded systems and components were designed to refer to a year by the last two digits of the year, such as "99" for "1999." Any of our computer programs that have date sensitive software may recognize a date using "00" as the year "1900" rather than the year "2000." This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, our temporary inability to process transactions, send invoices or engage in similar normal business activities. We have implemented a program to identify and address potential Year 2000 problems which is scheduled to be completed by October, 1999. As a result of this program, we have upgraded some of our existing hardware and software and in some cases converted to new software. We believe these activities have mitigated potential Year 2000 problems that might affect our computer networks and other systems; however, we have not completed our Year 2000 assessment and therefore have not fully determined the extent to which Year 2000 problems may affect our network and systems. We have not contacted our suppliers, vendors and customers regarding Year 2000 issues and therefore have not yet fully determined the extent to which we are vulnerable to the failure of these third parties to remediate their own Year 2000 problems. In view of the foregoing, there can be no assurance that the Year 2000 problems will not have a material adverse effect upon our business, financial condition or results of operations.

There is No Public Trading Market for Our Common Stock

     There currently exists no public trading market for our common stock, and there can be no assurance that a public trading market will develop or be sustained in the future. Without an active public trading market, you may not be able to liquidate your investment without considerable delay, if at all.
If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock.

Over-the-Counter Stocks are Very Risky

     The over-the-counter markets for securities such as our common stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of the common stock. See "Certain Market Information."

We are not Listed on Nasdaq

     We have not applied to have our shares listed on Nasdaq, and do not plan to do so in the foreseeable future. As a result, trading, if any, in our securities will be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets." As a result, you will find it substantially more difficult to dispose of our securities. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock. Finally, depending upon several factors, including the future market price of our common stock, our securities are and may remain subject to the "penny stock" rules.

No One has Agreed to Maintain a Market in Our Stock

     Our securities may be quoted in the "pink-sheets" maintained by the National Quotations Bureau, Inc., which reports quotations by brokers or dealers making a market in particular securities. We have no agreement with any broker or dealer to act as a marketmaker for our securities and there is no assurance that we will be successful in obtaining any marketmakers. The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

                          FORWARD-LOOKING STATEMENTS

In General

     This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the software development, IT consulting and strategic business consulting industries, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:

     * changes in general economic and business conditions affecting the software development, IT consulting and strategic business consulting industries;

     *    technical developments that make our products or services obsolete;

     *    changes in our business strategies;

     *    the level of demand for our products and services; and

     * our ability to develop or maintain strategic relationships within the software development, IT consulting and/or strategic business consulting industries.

     In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

No "Safe Harbor"

     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offerings.

                                USE OF PROCEEDS

     The net proceeds we will receive from the sale of the shares of common stock we are offering in our Offering, assuming an offering price of $3.00 per share, are estimated to be approximately $4,400,000, after deducting estimated offering expenses of approximately $100,000.


         Use                           Amount         Percent
         ---                        ------------    -----------

Software development                  $1,200,000         27.2%
Expansion of marketing                 1,100,000         25.0%
Addition of new regional offices         420,000          9.5%
Recruit and train staff                  390,000          8.9%
Computer equipment for development
 and testing                             410,000          9.4%
Working capital and general
 corporate purposes                      880,000         20.0%
                                    ------------   -----------
                                      $4,400,000        100.0%

     The amounts set forth above represent our best estimate for the use of the net proceeds of this offering in light of current circumstances. However, actual expenditures could vary considerably depending upon many factors, including, without limitation, changes in the economic conditions, unanticipated complications, delays and expenses, or problems relating to the development of additional products and/or market acceptance for our products and services. Any reallocation of the net proceeds of the offering will be made at the discretion of our Board of Directors but will be in furtherance of our strategy to achieve growth and profitable operations through the development of additional products and service markets and augmentation of our marketing efforts. Our working capital requirements are a function of our future growth and expansion, neither of which can be predicted with any reasonable degree of certainty. As a result, we are unable to precisely forecast the period of time for which net proceeds of this offering will meet our working capital requirements. However, we expect our internally generated working capital and the proceeds of this Offering to be sufficient to meet our needs for at least 12 months from the date of this prospectus. We may need to seek funds through loans or other financing arrangements in the future, and there can be no assurance that we will be able to make these arrangements in the future should the need arise.

     Pending our use of the net proceeds of the offering, the funds will be invested temporarily in certificates of deposit, short-term government securities or similar investments. Any income from these short-term investments will be used for working capital.

                                DIVIDEND POLICY

     We have not declared or paid cash dividends on our common stock in the preceding two fiscal years. We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our Board of Directors.

                                CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 1999 (i) on an actual basis and (ii) as adjusted to give effect to the estimated net proceeds from the sale of the shares of common stock we are offering as part of our Offering and sales of common stock subsequent to September 30, 1999. The net proceeds reflect estimated offering costs of approximately $100,000. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

                                       As of September 30, 1999
                                      ---------------------------
                                                         As
                                          Actual    Adjusted(1)(2)
                                      ------------  ------------

Shareholders' Equity
  Preferred Stock, $.01 par
   value, 50,000,000 shares
   authorized; no shares outstanding  $        -0-   $     -0-
  Common Stock, $.001 par value;
   authorized 100,010,000 shares:
     Class A, issued and outstanding
      10,533,492 shares (actual) and
      12,419,385 (as adjusted)              10,533      12,419
     Class B, issued and outstanding
      10,000 shares                             10          10
    Additional paid-in capital             959,633   5,582,747

    Accumulated deficit                   (716,894)   (716,894)
                                      ------------   ----------
Total shareholders' equity and
 capitalization                       $    253,282   $4,878,282
                                      ============   ==========

-------------

(1) Does not include 2,500,000 shares of Common Stock we may issue upon exercise of options which may be granted under our Equity Incentive Plan, 1,860,000 of which are subject to outstanding and unexercised options having an exercise price of $.40 per share and 1,780,000 of which are subject to future vesting.

(2) Includes 385,893 shares of Common Stock sold during October 1999 for a total consideration of $225,000.

                                   DILUTION

     At September 30, 1999, we had a pro forma negative net tangible book value of ($222,245) or ($.02) per share based upon 10,929,385 shares of Class A and Class B Common Stock outstanding, giving retroactive effect to September 30, 1999 of the sale of an additional 385,893 shares of stock for $225,000. Net tangible book value per share is determined by dividing the number of outstanding shares of common stock into our net book value (total assets less total liabilities) and then subtracting capitalized, intangible software developments costs. After giving effect to the sale of the shares of common stock we are offering and, assuming the sale of all the shares and receipt of the estimated net proceeds from these sales (after deducting the estimated offering expenses), the adjusted pro forma net tangible book value as of September 30, 1999 would have been $4,177,755 or $.34 per share of common stock. This represents an immediate increase in net tangible book value of $.36 per share to current stockholders and an immediate dilution of $2.66 per share, or 89%, to you as an investor in our Offering. The following table illustrates the per share dilution, assuming all 1,500,000 shares are sold in our Offering:(1)



Assumed public offering price per
 share of common stock                              $3.00(2)

  Pro forma net book value per share
   of common stock before offering        ($.02)

  Increase per share of common stock
   attributable to new investors            .36
                                          ------
Adjusted pro forma net book value per
 share of common stock after offering                     .34
                                                     --------
Dilution of net book value per share of
 common stock to new investors                          $2.66
                                                     ========

Dilution per share of common stock as
 a percentage of offering price                         89.0%
                                                     ========

----------------

(1) Does not include 2,500,000 shares of common stock we may issue upon exercise of options which may be granted under our Equity Incentive Plan, 1,860,000 of which are subject to outstanding and unexercised options having an average exercise price of $.40 per share and 1,780,000 of which are subject to future vesting.

(2)  Estimated.

     The following table sets forth, as of the date of this offering, the number of shares of common stock purchased, the percentage of total consideration paid, and the average price per share paid by (i) our existing stockholders and (ii) investors purchasing shares of Common Stock in this offering, before deducting estimated offering expenses we are responsible for paying.


                      Shares Purchased   Total Consideration    Average
                     ------------------  ------------------      Price
                      Number    Percent   Amount    Percent    Per Share
                     --------  --------  --------- --------    ---------

Existing Stock-
 holders        10,929,385       87.9% $1,195,176    21.0%         $.11
New Investors    1,500,000(1)    12.1%  4,500,000    79.0%        $3.00
                ----------     -------  ---------   ------
Total           12,429,385      100.0% $5,695,176   100.0%        $ .45
                ==========     =======  =========   ======

------------

(1)  Estimated.

                          CERTAIN MARKET INFORMATION

     There currently exists no public trading market for our common stock, and there can be no assurance that a public trading market will develop or be sustained in the future. Without an active public trading market, there can be no assurances that you will be able to liquidate your investment without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

                            SELECTED FINANCIAL DATA

     Set forth below is our selected financial data as of and for our years ended March 31, 1999 and 1998 and as of and for the six month periods ended September 30, 1999 and 1998 financial information is derived from our consolidated financial statements and related notes included elsewhere in this prospectus and is qualified by reference to these consolidated financial statements and the related notes thereto.

                                Periods Ended         Six Months Ended
                                  March 31,            September 30,
                             -------------------     -------------------
                               1999      1998          1999      1998
                             --------  --------      --------  --------

Statements of Operations Data

 Revenues                  $3,049,128$1,882,445   $1,542,924  $1,193,301

 Operating expenses        $3,266,062$1,876,624   $1,888,164  $1,259,962

 Operating (loss) income    $(216,934)   $5,821    $(345,240)   $(66,661)
 Interest expense             $82,309   $25,897      $52,335     $40,521

 Net loss                   $(299,243) $(20,076)   $(397,575)  $(107,182)

 Basic and diluted loss
   per share(1)               $ (0.49)  $ (.004)     $ (0.39)     $(.023)

 Weighted average number of
  shares outstanding(1)     6,165,715 4,602,510   10,099,640   4,602,510


                                   At March 31,         At September 30,
                           --------------------------   -------------
                               1999           1998           1999
                           ------------    -----------   -------------

Balance Sheet Data

 Total assets                $1,891,434     $1,171,699     $1,686,890

 Working capital deficit      ($359,966)      ($31,457)     ($709,087)

 Total liabilities           $1,490,765     $1,166,675     $1,433,608

 Accumulated deficit          ($319,319)      ($20,076)     ($716,894)

 Shareholders' equity          $404,056         $5,024       $253,282

--------------

(1) Based upon the weighted average number of shares outstanding for the years ended March 31, 1998 and 1999 and the six month periods ended September 30, 1999 and 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

Overview

     We operate with iGeniSys Inc. as the holding company of GeniSys Information Systems, Inc. ("GeniSys"). Our operations to date have been conducted through our subsidiary. It is our plan that after the GeniSys products and services have gained more wide spread market acceptance, that we will expand through internal growth and acquisition of other companies in the software/internet related markets.

     An independent group of investors formed Zion Enterprises, Inc. ("Zion") in February 1996 as a Colorado corporation. Zion was formed for the sole purpose of establishing a widely held company that would subsequently seek a merger with another entity that desired to merge into a public entity. Zion had no operations or business activity.

     In March 1999, Zion acquired all of the outstanding shares of the common stock of GeniSys in exchange for 75% of the total issued and outstanding shares of Zion. Zion became the parent company of GeniSys through this transaction. As a result of the transaction, the former officers and directors of GeniSys assumed control of Zion and changed the name to iGeniSys, Inc. (the "Company"). This transaction has been accounted for as an acquisition of Zion by GeniSys and a recapitalization of GeniSys. The historical financial statements prior to this transaction are those of GeniSys as Zion had no activities and such financial statements are included in this document.

     Our subsidiary, GeniSys, is a Colorado corporation formed on May 1, 1997. Our primary business is the development of state-of-the-art project and program management software that is used by governmental and commercial entities. We also perform ancillary services relating to assisting our customers in implementing our software and performing independent cost and risk analyses.

     GeniSys has recently developed what we believe to be the first integrated internet-based project schedule and cost control reporting system on the market. Further, as a result of our software and professional staff, we have developed business alliances with Microsoft Corporation and Arthur Andersen, LLP.

     Our operations are based in Houston where our development group is based, but we perform implementation and training services throughout the country. Our revenues are generated from software sales and consulting services. We have a staff of over 20 full-time professionals and we utilize contract personnel when the need arises. This method of staffing allows us to control fixed costs while providing the human resources necessary for growth.

Results of Operations - Year ended March 31, 1999 versus the period from inception (May 1, 1997) to March 31, 1998

     Net loss for the year ended March 31, 1999 ("1999") versus the period from inception (May 1, 1997) to March 31, 1998 ("1998") changed to a net loss of $299,243 from a net loss of $20,076 in 1998. This decrease in net income was due to increased operating costs as we expanded our business. Revenues for 1999 increased 61.9% ($1,166,683) to $3,049,128 from $1,882,445 in 1998.
This increase was due to the expanded marketing efforts by our officers and the expansion of our alliance with Arthur Andersen. Our revenues also increased as we were able to increase our consulting hourly rates as our customer base became more established and we did not need to substantially discount our billing rates to win work. However, in 1999 our costs of operations increased 74.1% ($1,389,438) to $3,266,062 from $1,876,624 in 1998.
This increase is a result of the our efforts to grow and reflects increases in marketing, development and general overhead expenses.

     The revenues generated from work performed for Arthur Andersen, LLP represented $915,630 (29.1%) in 1999 and $785,346 (41.7%) in 1998. Our
management does not believe this dollar level of revenue will decrease in the future. In addition, another customer accounted for 10% of our revenues during the year ended March 31, 1999. Our management is attempting to diversify our customer base and believes the percent of our revenues derived from these customers will decrease in the future.

Results of Operations -- Six-months ended September 30, 1999 versus the six-months ended September 30, 1998

     Net loss for the six-month period ended September 30, 1999 was $397,575 versus a net loss for the six-month period ended September 30, 1998 of $107,182. This 371% ($290,393) increase in our net loss is due to making selective investments in certain of our projects, thus increasing contract costs coupled with the increased level of marketing and sales efforts. However, in comparison to the prior six-month period, revenues increased 29.3% ($349,623) from $1,193,301 to $1,542,924 for the period ended September 30,
1999. This increase reflects that our efforts to expand corporate relationships and our marketing efforts are being successful. Although revenues increased by $349,623, our costs of operations increased from $1,259,962 for the six month period ended September 30, 1998 to $1,888,164 (a 50% increase) for the similar period ended September 30, 1999. The primary cause of this increase in operating costs was increased costs of performing work under our contracts as we made investments in certain projects to be certain that our software functioned at the highest level during this initial product roll-out phase. In addition and as previously noted, our sales and marketing related expenses increased due to product introduction related expenses.

Liquidity and Capital Resources

     We have financed our operations to date primarily through the private sale of equity securities and borrowings from our majority shareholder. During the year ended March 31, 1999, we sold 1,472,083 shares of our common stock for $580,000. Through October 25, 1999, we sold an additional 964,361 of our common stock for $471,800.

     Since we began operations, we have experienced a shortage of working capital. We need additional working capital in order to support our growth. We do not believe that the working capital available to us through our financing agreement will be sufficient to support all of our current and future growth. As a result, we are depending upon the proceeds of this Offering to supply us with needed working capital. Unfortunately, since we are conducting the Offering ourselves on a best-efforts basis, we are uncertain that this Offering will be successful in providing us with the needed funds. It is likely that additional financings will be necessary in the future which may involve either the sale of additional equity or debt. In either case, the terms of future financings could have an adverse effect on the value of our securities.

     On May 17, 1999, we entered into a credit agreement with a financial entity. This new agreement provided the funds to fully repay a factoring line of credit relationship with our majority shareholder of $394,409 and a $56,039 revolving line of credit. Under the terms of this new credit agreement, which is similar to a factoring arrangement, we are able to obtain financing for 85%
of specific accounts receivables.   Provided the accounts receivable are
available, we can borrow up to $2,000,000. For this arrangement, we pay a processing fee for financing each receivable depending upon the number of days from the funding of the advance until that invoice is paid by the customer.
In addition, we pay interest on the total amount advanced at a rate equal to the prime rate plus 2%. The receivables are financed on a full recourse basis and the agreement can be terminated with 30 days notice after certain events are met.

     As of March 31, 1999, we had a working capital deficit of $359,966 compared to a deficit of $31,457 as of March 31, 1998. We also had a bank overdraft of $16,632 and $23,937 as of March 31, 1999 and 1998, respectively. Our accounts receivable remain outstanding to major corporations and consulting firms and stayed fairly consistent at $933,134 as of March 31, 1999 and $889,091 as of March 31, 1998. Our accounts payable were $508,954 and $402,378 as of March 31, 1999 and 1998, respectively. Our operations used cash for the periods ended March 31, 1999 and 1998 of $292,464 and $177,991, respectively.

     As of September 30, 1999 we had a working capital deficit of $709,087 versus a deficit of $359,966 as of March 31, 1999. This increase in the working capital deficit is due to the cash required to fund the operating loss for the six-month period ended September 30, 1999 and to fund the selective investments in our projects and increased marketing efforts, as previously discussed. As of September 30, 1999, we had a positive cash balance of $37,421 versus a bank overdraft of $16,632 as of March 31, 1999 and this improvement in the cash position is due to the proceeds from the sale of our stock. Accounts receivables decreased to $499,220 as of September 30, 1999 from $933,134 as of March 31, 1999 due our collection efforts and the payment on government contracts under which we are performing work as a subcontractor. Our accounts payable remained consistent from March 31, 1999 $508,954 to September 30, 1999 $549,396. For the six months ended September 30, 1999 and 1998, our cash flow from operations generated $132,117 and $202,157, respectively.

The Year 2000 Issue

     The Problem. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, any of our computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which, in turn, could result in system failures or miscalculations causing disruptions in our operations and the operations of our suppliers and clients.

     Our Internal State of Readiness. We have instituted a Year 2000 Project. As part of our Year 2000 Project, we have completed an initial evaluation of current internal computer systems, software and embedded technologies. The evaluation revealed that our internal accounting software and telephone systems are the major resources that do have Year 2000 compliance issues. These resources will need to be either replaced or upgraded. Fortunately, the identified systems and/or programs are commercial "off-the-shelf" products with Year 2000 compliant versions now available.

     We have conducted an assessment of our computer information systems and have determined the nature and extent of the potential problems we anticipate will occur relating to the Year 2000 issue. We have identified that our accounting software package will need to be changed to a version that is Year 2000 compliant. We have investigated the cost of such conversion and we believe the cost to implement the new version will be less than $5,000. Also, we have identified that our internal phone system is not Year 2000 compliant. We have investigated the cost of updating the phone system to be less than $1,000.

     Our management has reviewed the software that our company sells in the marketplace and have determined that it is fully Year 2000 compliant. Being a new software development company, we have been aware of the potential impact of the change to a four year digit code since we began developing our software. Accordingly, all of our coding has been done using a four year digit field.

     Certain of our software packages utilize data from other software's database, such as Microsoft's Project. We have reviewed these software packages and believe that they are fully Year 2000 compliant or will be before the end of 1999. However, we are subject to these software development companies completing these changes as they are totally outside of our control.

     The Costs to Address our Year 2000 Issues. Expenditures in1998 for the Year 2000 Project was nominal. We expect that completion of our Year 2000 Project may result in additional expenditures of less than $10,000.

     The Risks Associated with our Year 2000 Issues. Our failure to resolve Year 2000 Issues on or before December 31, 1999 could result in system failures or miscalculations causing disruption in operations, including, among other things, a temporary inability to process transactions, send invoices, send and/or receive e-mail and voice mail, or engage in similar normal business activities. Additionally, failure of third parties, on whom our business relies, to timely remediate their Year 2000 Issues could result in disruptions in our supply of parts and materials, late, missed or unapplied payments, temporary disruptions in order processing and other general problems related to our daily operations. While we believe our Year 2000 Project will adequately address our internal Year 2000 issues, the overall risks associated with the Year 2000 Issue remain difficult to accurately describe and quantify due to our reliance on other software vendors, there can be no guarantee that the Year 2000 Issue will not have a material adverse effect on our operations.

     Additionally, while we have generally refrained from performing Year 2000 remediation services for our clients, it is possible that former, present and future clients could assert that certain services performed by us from time to time involve or are related to the Year 2000 issue. We have recommended, integrated and customized various third-party software packages for our clients, and to the extent that these software programs may not be Year 2000 compliant, we could be subjected to claims as a result of these services. Since our inception in 1997, we also have designed and developed software and systems for our clients. Due to the number of engagements we have undertaken during this period, there can be no assurance that all of these software programs and systems will be Year 2000 compliant, which could also result in the assertion of claims against us.

     Our policy has been to endeavor to secure provisions in our client contracts that, among other things, disclaim implied warranties, limit the duration of our express warranties, and disclaim any liability arising from third-party software that is integrated, customized or installed by us. There can be no assurance that we will be able to secure contractual protections in agreements concerning future projects, or that any contractual protections secured by us in agreements governing pending and completed projects will dissuade the other party to the contract from asserting claims against us with respect to the Year 2000 issue.

     Due to the complexity of the Year 2000 issue, upon any failure of critical client systems or processes that may be directly or indirectly connected or related to systems or software designed, developed, customized or implemented by us as described above, we may be subjected to claims regardless of whether the failure is related to the services provided by us. There can be no assurance that we would be able to establish that we did not cause or contribute to the failure of a critical client system or process. There also can be no assurance that the contractual protections, if any, we secure in connection with any past, present or future clients will operate to insulate us from, or limit the amount of, any liability arising from claims asserted against us. If asserted, the resolution of these claims, and the associated defense costs, could have a material adverse effect on our business, operating results and financial condition.

     Our Contingency Plan. We have not, to date, developed and implemented a Year 2000 contingency plan. It is our goal to have the major Year 2000 Issues resolved by the end of September 1999, with final Year 2000 verification and validation occurring by December 31, 1999. We will develop and implement a contingency plan at that time should it appear that our Year 2000 Project has not been satisfactorily completed.

Recent Accounting Pronouncements

     Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement is effective for financial statement issued for periods beginning after December 15, 1997. We adopted this statement during 1998 and it had no material impact on our financial statement disclosures.

     Segments of an Enterprise and Related Information. In June 1997, the FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. This statement is effective for fiscal years beginning after December 15, 1997. SFAS 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments, in each case to the amounts in the general purpose financial statements. As we only operate in one segment, adopting this statement had no material impact on our financial statement disclosures.

     Pension and Other Postretirement Benefits. In February 1998, the FASB issued FAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits. SFAS 132 standardizes the disclosure requirements for pensions and other post-retirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets. The statement is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Adoption of SFAS 132 is expected to have no effect on us, as there are no pension plans.

     Derivative and Hedging Activities. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for fiscal years beginning after June 15, 1999. Currently, we do not have any derivative financial instruments and does not participate in hedging activities, therefore management believes SFAS No. 133 will not impact our financial position or results of operations.

                                   BUSINESS

Overview

     Internet-based Project/Program management and cost control is one of the key business areas that we emphasize. Large commercial and governmental entities have projects of all sizes and descriptions, and each of these represent significant opportunities for performance enhancement. Whether it is the development of a new aircraft, the construction of a major office building, a time-sensitive overhaul to a petrochemical plant, or a major software development project, managers at all levels (including Congressional oversight) need to monitor the progress of these projects, control their respective costs, and be alerted when problems arise. The critical need to provide early warning to senior management of variances in project schedules and potential cost overruns is the justification for using our project management practices and software solutions.

     Our services span a wide range of software development, strategic business consulting services. Our software development services have been provided across an extensive cross-section of industries and have included everything from the integration of commercial off-the-shelf software into existing platforms, to the development of new, highly specialized software applications that utilize the bandwidth capabilities of the Internet to better meet our clients' needs. Our strategic business consulting services include completing detailed needs assessments and independent risk assessments, and providing various inspection services, inspection data management, construction management and project management staffing and services.

     We and our professionals have performed project and program management work for a very diverse sampling of government entities and prominent companies, including: the US Department of Defense, US Navy, US Army, US Air Force, Kinko's, Lockheed Martin Corporation, AT&T Global Information Systems, Motorola Satellite and Communications, Boeing Corporation, Hughes Aircraft, Wal-Mart, Mobil Corporation and the City of San Antonio.

     Our principal executive offices are located in Houston, Texas at 654 North Belt East, Suite 310, Houston, Texas 77060. Our telephone number at that address is (281) 820-0200 and our facsimile number is (281) 447-8291. Our Internet Website address is http://www.genisystems.com. In addition to our corporate office, we maintain offices in Denver, Colorado, Los Angeles, California and Washington, D.C.

History

     We were originally formed in February 1996 under the name "Zion Enterprises, Inc." for the limited purpose of making a distribution of our shares of common stock in order to become a widely held company with a large stockholder base which would then seek a merger opportunity with a private company that wanted to become publicly traded through a merger. In March 1999, we acquired all of the outstanding shares of common stock of GeniSys Information Systems, Inc. in exchange for issuance to the shareholders of GeniSys Information Systems, Inc. 75% of the total issued and outstanding shares of our common stock. As a result of the transaction, the former shareholders, officers and directors of GeniSys Information Systems, Inc. assumed control of us and changed our name to iGeniSys, Inc. GeniSys Information Systems, Inc. was formed in March 1997 to pursue the development of software and ancillary services relating to business systems generally and project management and cost and risk analysis in particular.

Business Strategy

     We were founded by a group of professional project and Enterprise Managers to provide value-added business systems solutions. We are an association of professionals with experience in many facets of project and program management, software design, and customized system implementation. Our mission focuses on creating new software tools utilizing the "World Wide Web" and integrating with new three dimensional (3D), "Streaming Technologies" employing project and program management knowledge acquired from industry best practices. We have developed solutions and personnel to work on such diverse and high-level projects as the Crusader Program (DoD), Army Chemical Weapons De-Militarization Program and Fortune 500 corporate expansion plans.

     Our business strategy is to anticipate market needs and apply leading-edge information technologies to deliver business solutions. Our strategic goal is to combine current high interest areas such as the internet and web-based technologies, three-dimensional modeling and video streaming technology with our more mature offerings to achieve a competitive advantage in the marketplace.

     Our software and experience provides our customers with quality, cost effective solutions to their project and program management needs. These products and services are designed to facilitate the integration and management of project information interrelating estimates, schedules, budgets, and project risk management. Our services and software attempt to simplify data collection, integration and analysis, thus allowing real-time comparison of actual performance data versus planned schedules and budgets. Further, our software tools work in conjunction with major project management software systems and have been integrated with customers existing accounting systems to provide timely management and cost information. We also provide software customization, training, implementation, and project management personnel to our customers.

     The nature of our business activities allow our project professionals to interface directly with senior client personnel. The understanding of the client's business and business strategy developed in the strategy and architecture phases of the project, combined with the experience of our senior project personnel and their knowledge of the current compliment of product solutions available in the marketplace, allow us to bring to the client a custom tailored solution to virtually any project management problem. Our ability to meet client needs is further enhanced by our ability to develop our own state-of-the-art applications and technologies.

Business Activities

     Our operations are principally divided into four major business activities:

     * Business project management software design, development, integration and implementation;

     *    Business process improvement consulting;

     * Independent risk assessments based on schedule, cost and financial risk; and

     *    Providing specialized technical services to the process industry.

Business Project Management Software Design, Development, Integration and Implementation

     It is our belief that most enterprises are managed via "forensic management," e.g. analyzing the past instead of managing the future. Our products are designed to deliver to our customers the tools necessary to execute their strategic mission by providing timely information. Through our experience, we have come to the conclusion that the most effective management occurs through having current knowledge of the status of projects, as opposed to guessing what is happening and then determining what went wrong after the fact. Our software enables our customers to harness real-time information to make informed and prompt decisions when managing and planning for the future.

     Formed in 1997 to pursue the development of software for, and to provide ancillary services in, the business systems arena, with an emphasis on project management, systems integration and training, we are working to become recognized within the software industry, and particularly in the project management software arena. Our personnel currently are members of the Microsoft Insiders Group, a select group of companies whose role is to consult with Microsoft Corporation in the development of its project management software. We also have served as advisor to nearly every other major project management software developer, including Welcom and Primavera.

     We are currently working or have worked with a number of the Fortune 500 companies, including Enron, Inc., Boeing, Kinko's, Wal-Mart and Temple Inland, Inc., to improve the efficiency of their existing project management applications. Through consulting with and providing software customization and system integration work for our clients, we have not only developed an understanding of the underlying architecture of many leading-edge and highly-specialized software applications, but in many cases we have been engaged to enhance, integrate and develop new software applications to better serve our clients' needs. By enhancing the functionality of many types of software applications and providing solutions to the many needs of our highly diverse client base, we are in a position to recognize voids in the current compliment of product solutions available in the marketplace, and to develop software solutions designed to fill these gaps.

     Our typical software solutions focus on providing information and consultation to manage large-scale enterprises and their projects. We have also developed and assembled sophisticated internet-based software applications that simplify data collection, integration and analysis and allow a comparison of planned versus actual performance. Frequently, product development concepts are brought to our design team as a result of feedback from our professionals working on assignment with a particular client.

     We often integrate commercial off-the-shelf software into our proprietary systems to provide a more complete solution for our clients. Our systems are designed to be user friendly and operate on a variety of platforms and applications. As an ongoing service to our customers, we provide product upgrades and support, both on-site and from our service department support team.

     Most client assignments involve needs assessments, the development of custom training programs, on-site implementation, design and execution, and service desk support to meet a client's needs. As a result, software system design and implementation represents a significant revenue source and is our fastest growing service.

Business Process Improvement Consulting

     We have consulted with the design teams of the major project management software packages, including Microsoft Project 98(-Registered Mark-), Primavera P3(-Registered Mark-) and Open Plan. Additionally, our staff is active in project management in a number of specific industries including defense, aerospace, construction, petrochemical and power.

     By working directly with a client and completing detailed needs assessments, our consulting teams are able to provide a wide range of value added business process services. These include assisting clients in understanding where their own management systems are not meeting user needs. Additionally, these engagements often require on-site assistance, including on-site management, and regulatory compliance assistance. To this end, we have a history of assisting our clients in bringing their management systems into compliance with the most stringent governmental or industry reporting requirements.

Independent Risk Assessments Based on Schedule, Cost and Technical Metrics

     We consult on and execute sophisticated risk assessments using work templates developed in alliance with Arthur Andersen LLP, and Hulett and Associates, a nationally recognized authority on risk assessments and project management. Project risk analysis addresses the uncertainty in any project's estimates of cost, schedule, quality and scope and the likelihood that these will be completed as planned. Our methods include modeling the project, interviewing and researching to determine ranges of possible cost and schedule
results based on a broad range of risk "drivers."   Results from risk analyses
include the likelihood of overrunning the estimated budget and completion date, the contingency needed to reduce the risk to an acceptable level, and the focal point of the greatest risk in the project. Risk analysis can be conducted at the bid stage, project inception, or throughout the life of the project as events and risks change.

     Our team completed an integrated cost and schedule risk assessment of a major U.S. government program on the US Army's $15 billion Chemical Weapon Demilitarization Program ("CWDP"). Independent Risk Assessments have become a requirement by the U.S. Congress on all large projects and programs. The alliance has been advised that we will be awarded an on-going risk assessment contract to monitor the performance of the CWDP that should extend through completion in 2007.

Providing Specialized Technical Services to the Process Industry

     Our technical services division focuses on providing, inspection data management, construction management and project management services and staffing to the process industries. We perform these services primarily to increase our contacts in the project management arena, which services are part of our marketing plan. Among the project management services provided are construction management, project engineering, planning and scheduling for new construction projects, turnarounds and inspection related turnarounds, including overhauls, outsourcing and engineering services. We currently have projects in place with three Chevron Chemical locations, Phillips Petroleum, Coastal Petroleum, Sterling Chemical, and the power and process facilities of other major industrial companies throughout the world. Additionally, we have completed a project management assignment for Coastal Aruba, N.V. on their $140 million expansion project. This project involved setting up a system for tracking performance, and staffed with 25 project and construction management professionals.

Products and Services

     Overview. Our business focus is to provide value added business solutions that utilize the latest technologies available. We try to turn the many learning opportunities we are presented with into meaningful software and business process solutions for our clients. Our services support our software products, but with an additional focus on business improvement. This additional focus on business improvement serves as the primary catalyst for the development of new products and the enhancement of existing products.

     Nearly all of our products have been developed through the recognition of a broader need uncovered while developing a solution for a specific client need. For example, we have developed what we believe to be the first internet based, enterprise wide, project management reporting systems. This system was created by our development team based on a need demonstrated on several different client assignments. Our design and development teams concentrate their efforts on providing easy to use, flexible, solutions that provide key business information on a timely basis. All of our products are tightly integrated with the entire Microsoft(-Registered Mark-) Suite of products.
The following is a brief description of our current proprietary software products:

     * Visual Project Manager(-TM-) (VPM(-TM-)) iGeniSys has partnered with Adaptive Media, Inc. to create what we believe to be the only internet based system to integrate 3-dimensional drawings with key business functions. VPM(-TM-) makes it possible to tie key business information to a visual representation of their products or facilities, color coding them based on the client's criteria and providing the information delivered via Internet directly to the user's desk. It further provides a collaborative environment over the Internet leveraging web strategies to maximize the effectiveness of the client's staff and the technology they use. This software package is being developed by our staff and is scheduled for general release in January 2000.

     * GeniSys Enterprise Manager(-TM-) (GEM(-TM-)) GEM is a project management tracking and reporting tool enabling an organization to manage and monitor large projects more effectively. Mission critical information becomes available to all levels of management through the integration of Internet browsers and web pages into the GEM system. This gives the appropriate users access to project information across the enterprise. This software can be customized to interface with legacy systems such as SAP, Oracle, J.D. Edwards and others. This software has been successfully implemented at the City of San Antonio. GEM is providing critical information to all of the senior management of the City, tracking progress on active projects. This software package will be ready for general release in December 1999.

     * Gatekeeper(-TM-) Integrates earned value cost data with scheduling data providing essential information to management on accurate earned value. The concept of Earned Value Management Systems (EVMS) was developed in recent years to assist governmental agencies in tracking contractor progress on large projects. The niche that GeniSys fills with Gatekeeper is that, our management believes, no other competitor has developed such a project. Thus, our product is applicable to every company executing project work for the Government. This product is actively marketed and we are presently installing or have installed this product for company-wide use at Boeing, Allied Signal, Northrop Grumman and others.

     * Tracer(-TM-) This proprietary system was developed based on a need detected when installing the first round of Gatekeeper. Tracer assists management in tracking schedule inputs through very complex systems. It is used primarily by high-end Program Management Personnel. This tool is scheduled for release by the end of 1999.

Consulting Services

     Our employees are trained and experienced consultants offering a range of project management software implementation, business process, event management and software training services. Our personnel are available for consultation or field assignment to support our client projects and business needs, including serving as construction managers, plant rehabilitation leaders or planning.

     We provide a wide range of value added business process improvement services. This includes assisting clients in understanding where their own management systems are not meeting the needs of users by completing detailed "needs assessments." Our consulting teams develop and implement solutions based on the results of the needs assessment and detailed reviews with the client. These assignments often require on-site assistance and can include "hands on" management. The types of management systems include applications in manufacturing, government contracting, defense, aerospace, petrochemicals and other process industries. Many of our consultants have extensive hands-on experience in governmental contracts for Aerospace, Department of Defense and NASA.

     We are dedicated to quality management and process improvement. When performing a project, we will document all "as is" processes when developing and implementing management systems. After the basic service of establishing management systems has been achieved, our professionals will revisit every month or reporting cycle the process in which they operate and, based on the client's changing needs, assess and implement improvements to the existing way of doing business. Accordingly, our client is provided with a flexible system that can grow with the client's changing requirements. We will also establish metrics in which to assets our own performance on jobs, thus allowing us to track the performance of our own staff and assess visibility into areas that need extra attention.

Corporate Relationships

     We have developed several business relationships which are significant contributors to the development of our business, both directly, via business referrals, joint projects and, indirectly, through the value of association. While we do not have any long-term agreements with any of these associates, we believe that our relationships are an important asset whose continuation depends upon our continued performance.

     Microsoft Corp.

     Microsoft has referred us to provide business solutions and consulting to many clients. We perform product evaluation studies and consults on product development for Microsoft as a member of the Microsoft Project Insider Group ("Insider Group"). The Insider Group is composed of a select group of companies whose role is to consult with Microsoft, supporting design strategy for future Microsoft releases of Microsoft Project, and other planning tools currently under development. Participating on the Insider Group provides insight into product development strategy into the future. This knowledge allows our designers to build software applications for Microsoft planning products that have an extended useful life, without obsolescence. These software applications provide industry specific solutions that round out our ability to develop and implement complete solutions for our clients. We are also a registered Microsoft Solutions Provider and conduct seminars on Microsoft at projects throughout the United States.

     Arthur Andersen, LLP

     We have a formal Master Marketing Agreement with Arthur Andersen. We and Arthur Andersen are currently assessing project management on the U.S. Army Chemical Weapons Demilitarization Program. This program includes large process facilities (budget in excess of $15 billion) constructed or to be constructed at nine storage facilities in the United States. The Arthur Andersen alliance grew from one project in late 1997 to our current level of activity that includes eight projects with additional projects in the proposal stage. We have also become a resource for Arthur Andersen for enterprise-wide project and program management projects.

     Adaptive Media, Inc.

     We have an agreement with Adaptive Media that enables us to use their 3D streaming technology in its VPM (-TM-) product. We have integrated the technology into VPM(-TM-) for Microsoft Project and are working on other applications. Additionally, we have built a business rule engine that provides a gateway between the 3D product and standard databases.

     Business Engine (previously known as Micro-Frame)

     GeniSys also has an agreement under which Business Engine markets one of our proprietary software products (Gatekeeper(-TM-)) to their customers. Business Engine is a producer of "Earned Value" cost analysis systems and our team has concentrated development efforts on the integration of Gatekeeper(-TM-) with Business Engine's products. They currently market Gatekeeper(-TM-) to their customers with our professionals being responsible for needs assessment, implementation and training.

     Welcom Software

     WELCOM Software is a producer of project management cost and schedule tools (Open Plan). WELCOM recently approached our team and requested that we integrate our tools with their products. We will work with this company on these joint efforts.

Markets

     Over the past decade, software focusing on project management has achieved recognition, enabling the business planner to access tools that were formerly unavailable to even the most sophisticated user. With the dramatic pace of business change, the project management software category has experienced tremendous growth. According to industry figures, between 1991 and 1995 the category tripled in size, growing at a 42% compound annual growth rate. The advent of Microsoft's Project was the primary catalyst for the growth of the category. Its arrival in 1990 signaled the first major project management tool designed and distributed for general use.

     General business planners who now use project management software for personal use are shifting from individual planning to organizational planning. The move from standalone planning use to more coordinated enterprise-wide planning has driven new customer needs, including (i) the need for project management tools useable by the novice and the expert, (ii) the need for a better way to communicate and collaborate on projects, (iii) the need for project management tools that fit in easily with other desktop tools, and (iv) the need for tools that can be part of an organizational planning solution.

Competition

     A number of other companies compete with GeniSys in providing the kinds of services that we do in the areas of project management and strategic planning. However, we believe that we have competitive advantages based upon our software development inasmuch as we are able to develop work templates and software for the improvement of business processes in the areas of project management, project control, risk assessment and integrated software solutions that we combine with our expertise and services. In addition, we believe that we gain competitive advantages through our strategic relationships with Microsoft, Arthur Andersen and other leaders in the project management field. Nevertheless, there can be no assurance that larger companies with greater resources will compete with us in areas in which we have developed niches, since there exist few monetary barriers to entry into our field.

Intellectual Property

     We have developed certain foundation and application software tools, programs and products that we own and license to our clients on a non-exclusive basis. We regard this software as proprietary and protect our rights in it where appropriate with copyrights, trademarks, trade secret laws and contractual restrictions on disclosure and transferring title. There can be no assurance that any steps we take in this regard will be adequate to deter misappropriation of our proprietary rights or independent third party development of functionally equivalent products.

     We have developed and rely on the trademarks that we use with our products, including GeniSys Enterprise Manager(-TM-) or GEM(-TM-), Visual Project Manager(-TM-) or VPM(-TM-) , Gatekeeper(-TM-) and Tracer(-TM-). Wherever possible, we have either applied for, intend to apply for, or have obtained federal registrations with respect to the use of our trademarks, and where registrations of particular marks have not been issued, we continue to claim common law trademark rights to those names. However, there can be no assurance that we will obtain registrations for all of our trademarks or that we will not be subject to opposition, cancellation or infringement proceedings based upon the use of a particular trademark. The loss of the use of any one or more of our trademarks could have a material adverse effect upon our ability to profitably market the associated product or service. See "Business
- Intellectual Property."

     In addition, our success is dependent upon our specialized expertise and methodologies. To protect this proprietary information, we rely upon a combination of trade secret and common laws, employee nondisclosure policies and third party confidentiality agreements. However, there can be no assurance that any of the steps we take will be adequate to deter misappropriation of our specialized expertise and methodologies.
Specifically, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, that our trade secrets will not be disclosed or that we can effectively protect our rights to unpatented and/or uncopyrighted trade secrets. Despite precautions we may take, unauthorized parties may attempt to engineer, reverse engineer, copy or obtain and use our products and other information we consider proprietary. We pursue a policy of having our employees and consultants execute non-disclosure agreements at the beginning of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship with us shall be kept confidential except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets or other proprietary information in the event they are used or disclosed in an unauthorized manner.

     Although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that an infringement claim will not be asserted against us in the future.

Research and Development

     We have four full-time employees and two part-time employees devoted to research and development, which is actually product development as we are developing products requested by existing customers. Of our full-time employees, two are software programmers and two are involved in product architecture. The majority of our research and development is undertaken under contract with customers and clients as a result of which we may develop a unique software program or module for the client's use on a non-exclusive use basis. We generally retain the rights to all products that we develop for clients so that we can use them for other customers and adapt them to other or new applications.

Employees and Consultants

     We have 20 core full-time employees, of whom 14 are located in our main office in Houston, Texas and 6 are based in our other locations. In addition to these core employees, we also have an additional labor pool consisting of over 35 professionals that are hired on a contract basis, part-time basis or an as-needed basis.

Facilities

     Our principal executive offices are located in Houston, Texas. In addition, we have offices in Los Angeles, California, Denver, Colorado and Washington, D.C. Our Houston office consists of approximately 6,643 square feet which we hold on a four year sublease expiring 2002. Our monthly rent is $5,536, with triple net adjustments.

     Our Los Angeles area office consists of 2,644 square feet which we occupy under a three year lease in Torrance, California expiring in March 2001. The monthly rent at that location is $3,305, together with triple net adjustments. We only have two employees in our Torrance location and do not have immediate plans to expand that facility.

     Our Denver office is shared with Corporate Stock Transfer, Inc., our stock transfer agent and a company owned by our primary stockholder, Carylyn
K. Bell. We pay a market rate of $1,500 per month for use of this office for approximately 750 square feet and this rate includes administrative support. We reimburse this company for all other out-of-pocket expenses incurred on our behalf.

     Our Washington, D.C. office consists of space utilized in the office of one of our consultants, American Defense International (see "Consultants").
As part of our agreement with these consultants, we utilize their office space as needed. We do not have any current plans to change these arrangements for Washington D.C. location.

     We believe that each of these facilities are adequate for the foreseeable future and do not plan any substantial expansion or alteration.

Consultants

     We have a consulting agreement with American Defense International ("ADI") which assists us in establishing, developing and maintaining contacts within the federal government. Under the agreement, ADI is paid a monthly consulting fee of $7,500 which we share with Andersen Consulting LLP. The agreement can be terminated by either party at any time.

     We also have a consulting arrangement with McCandish Partners, a company controlled by Carylyn K. Bell, the Company's principal stockholder and wife of
J. Daniel Bell, pursuant to which it pays $3,000 per month for financial advisory services.

Legal Proceedings

     On February 17, 1999, a former employee/independent contractor of a company previously owned by one of our executive officers, filed suit in Superior Court in San Diego California, against us, the executive officer, and our principal stockholders. This suit is captioned Patrick Foley v. Program Management Solutions Inc.; GeniSys Information Systems, Inc.; et al. On March 25, 1999, we were served with the complaint. The complaint alleges breach of contract, constructive trust and conspiracy. Our management and legal counsel believe the suit is without substantial merit, we have asserted counterclaims and plan to vigorously defend the case.

     On June 14, 1999, we were served with a lawsuit captioned C/S Solutions Inc.; et al v. Jeff Spencer; Program Management Solutions, Inc.; and GeniSys Information Systems, Inc. This suit was filed in Superior Court in Torrance, California and the suit contains many allegations of wrongdoing regarding the Company's activities and a senior officer of the Company. The suit seeks damages of an unspecified amount. Our management and legal counsel have reviewed the suit and believe that the lawsuit is without substantial merit, we have asserted counterclaims and plan to vigorously contest this case.

     The pending of these suits is not expected to have a material adverse effect on us, although they will require a portion of our scarce working capital to defend.

                                  MANAGEMENT

Directors, Executive Officers and Key Employees

     The name, position with the Company, age of each Director, executive officer and key employee of the Company is as follows:


          Name(1)               Age            Position
         ---------              ---            ---------

        J. Daniel Bell          54           Chairman of the Board,
                                             President, Chief Executive
                                             Officer
        Carylyn K. Bell         41           Director, Secretary
        Walter Strycker         70           Director
        Henry Fong              61           Director
        Craig Crawford          46           Vice President
        Jeffery M. Spencer      40           Vice President
        Ward P. Rivenburg       42           Chief Financial Officer

-------------

(1)  J. Daniel Bell and Carylyn K. Bell are husband and wife.

     We conduct business through our wholly owned subsidiary, GeniSys Information Systems, Inc. The name, position, and age of each Director and executive officer of such subsidiary are as follows:


          Name(2)               Age           Position
         --------              ----           ---------

        J. Daniel Bell          54           Chairman of the Board,
                                             Chief Executive Officer
        Craig Crawford          46           Director, President
        Jeffery M. Spencer      40           Director, Senior Vice
                                              President
        William M. Bell         34           Director
        Ward P. Rivenburg       42           Director, Chief Financial
                                             Officer, Secretary and
                                              Treasurer

------------

(2) J. Daniel Bell and Carylyn K. Bell are husband and wife. William M. Bell is the son of J. Daniel Bell.

     The following sets forth biographical information with respect to our Directors and executive officers for the prior five years:

     J. Daniel Bell, Chairman of the Board and Chief Executive Officer, has many years of experience in managing and building companies, through both
internally generated opportunities and acquisition.   Prior to iGeniSys, Mr.
Bell served as Chairman of the Board and Chief Executive Officer of Industrial Services Technologies, Inc. ("IST"), a Denver-based acquisition platform company, which achieved revenue growth from $3.5 million to $118.0 million over a period of eight years. This company was privately sold to Phillip Services, Inc., a Canadian-based conglomerate serving the process industries. Over the past ten years, Mr. Bell has managed or co-managed over twelve acquisitions of various sizes, including Piping Engineering, Inc. a $65 million a year specialty welding and fabrication company, which also provided
project management services to the process industry.   Mr. Bell attended Texas
A&M University and graduated from Lamar University with degrees in Economics and Marketing.

     Craig Crawford, Director and President of the subsidiary and Vice President of the Company, has over twenty years of experience in the process and mining engineering and construction industries. He has participated in and managed very large capital projects on a worldwide basis. Prior to iGeniSys, Mr. Crawford served as Vice President, Western Region, for Piping Companies, Inc., a $65 million/year specialty welding and mechanical contracting company. He was the Vice President, West Region, for Serv-Tech, Inc., and has served in Senior Management positions from Operations to Finance at Rice University, Brown and Root, Inc. and Goodwin Dannenbaum Littman and Wingfield, Inc. He attended the Colorado School of Mines, studying Chemical Engineering, and graduated from North Carolina State University with a BBA, Business Management.

     Jeffery M. Spencer, Senior Vice President and Director of the Subsidiary and Vice President of the Company, is responsible for the development of tools and services. Mr. Spencer has over 15 years of experience in business process improvement, and has developed specific software tools and techniques to streamline project management. He has developed project management solutions on a wide range of complex projects, for example: X-33 (Space Plane), JSF (Joint Strike Fighter), Space Station, NAVAIR (E2-C), Supercollider, Army SDI, Air Force SDI, and Navy MIDS (Superproject conversion). Prior to GeniSys Information Systems, Mr. Spencer was the President of Program Management Solutions Incorporated, a consulting firm specializing the design and customization of Decision Support Systems utilizing Microsoft Windows-based products, and customized training programs for related Microsoft Windows applications. Mr. Spencer received a Bachelors of Science in Production and Operations Management from California State University, Northridge.

     Ward P. Rivenburg, Chief Financial Officer and Director of the Subsidiary and Chief Financial Officer of the Company, joined us in these positions in June 1999. Previously Mr. Rivenburg served as Vice President of Finance for Nationwide Graphics, Inc., a company involved in the consolidation of the commercial printing industry. While at Nationwide Graphics, Inc., he was responsible for performing post-acquisition integration of acquired entities and evaluation and negotiation of potential target companies. Mr. Rivenburg was the Senior Manager with BDO Seidman, LLP responsible for the Nationwide engagement assisting us in our initial acquisitions prior to joining this consolidator. While at BDO, he also assisted other clients with merger and acquisition efforts and SEC filings. From 1994 to 1998, Mr. Rivenburg was Finance and Corporate Accounting Manager for Westlake Chemical Corporation where he supervised the corporate accounting staff and financial operations of the plastic fabrication division. Prior to Westlake Chemical, he was with Price Waterhouse for 12 years and was promoted to Senior Manager. At Price Waterhouse, Mr. Rivenburg managed a specialized consulting group of the firm performing governmental contracting. He also performed due diligence evaluations and merger/acquisition analyses and projections, acted as the lead accounting and reporting expert on initial public offerings, and performed multiple financial audits for Price Waterhouse clients. Mr. Rivenburg was with KPMG Peat Marwick for three years after graduating in 1979 from Augustana College with a BA in Accounting and Business Administration. He became licensed in 1982 as a Certified Public Accountant in the State of Texas.

     Carylyn K. Bell, Director, Secretary and Treasurer, is the wife of J. Daniel Bell, Chairman of the Board and Chief Executive Officer. In 1985, she founded Corporate Stock Transfer, Inc., a service company located in Denver, Colorado representing public and private companies in all aspects of shareholder needs and continues to serve as its chief executive. From 1988 until 1991, she held the offices of Secretary and Treasurer of Industrial Services Technologies, Inc., a Denver based acquisition platform company headed by her husband. She also served as Secretary for E-Management Corp. from 1987 until 1997.

     William M. Bell, Director, is Vice President of Huttner & Company, a Houston, Texas based management consulting firm. Prior to working with Huttner & Company, Mr. Bell worked in the corporate finance consulting department at Coopers & Lybrand, LLP. Mr. Bell is the son of J. Daniel Bell, our Chairman of the Board and Chief Executive Officer.

     Walter Strycker, Director, joined the Board of Directors of iGeniSys Inc. in June 1999. Mr. Strycker serves as the President of Marine Coastal Corporation, a financial, merger and acquisition, and corporate business consulting firm. Mr. Strycker served as Chief Executive officer of Marie Callender Pie Shops, Inc. from March 1991 to 1995. Prior to 1991, Mr. Strycker was employed in various executive positions including Senior Vice President Wheelabrator Environmental Systems, Senior Vice President Signal Energy Systems, President Air Pollution Control Division of Wheelabrator Frye, and President of Associates Venture Capital Corporation. Also, Mr. Strycker was a founder and Chief Financial Officer of Decimus Corporation, a joint venture with the Bank of America involving financial leasing and computer services.
He also spent fifteen years with the IBM Corporation in various marketing positions as well as product development. Mr. Strycker is a graduate of the University of California at Berkeley with a degree in Finance.

     Henry Fong, Director, has been the President, Treasurer and a Director of Equitex, Inc. since its inception in January 1983. Equitex, formerly an investment company, is now an operating company which has executed a definitive agreement to merge with a single bank holding company. From 1987 to June 1997, Mr. Fong was Chairman of the Board and Chief Executive Officer of RDM Sports Group, Inc. and was its President and Treasurer from 1987 to 1996. From July 1996 to October 1997, Mr. Fong was a Director of IntraNet Solutions, Inc., a publicly held company which provides internet/intranet solutions to Fortune 1000 companies and was the Chairman of the Board and Treasurer of its predecessor company, MacGregor Sports and Fitness, Inc., from February 1991 until the two companies merged in July 1996. From January 1993 to January 20, 1999, Mr. Fong was Chairman of the Board and Chief Executive Officer of California Pro Sports, Inc., a publicly traded manufacturer and distributor of in-line skates, hockey equipment and related accessories. From 1959 to 1982 Mr. Fong served in various accounting, finance and budgeting positions with the Department of the Air Force. During the period from 1972 to 1981, he was assigned to senior supervisory positions at the Department of the Air Force headquarters in the Pentagon. In 1978 he was selected to participate in the Federal Executive Development Program, and in 1981 he was appointed to the Senior Executive Service. In 1970 and 1971, he attended the Woodrow Wilson School, Princeton University and was a Princeton Fellow in Public Affairs. Mr. Fong received the Air Force Meritorious Civilian Service Award in 1982. Mr. Fong is a certified public accountant.

     Each director is elected to serve for a term of one year until a successor is duly elected and qualified.

     Our executive officers are elected annually at the first meeting of our Board of Directors held after each annual meeting of stockholders. Each executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by our By-Laws.

     Currently, we do not have standing Audit, Compensation or Nominating Committees of the Board of Directors. During the last six months of 1999 we do plan to form an Audit Committee. No member of the Audit Committee will receive any additional compensation for his service as a member of that Committee and members of this committee will be primarily comprised of non-officer directors. The Audit Committee will be responsible for providing assurance that financial disclosures made by management reasonably portray our financial condition, results of operations, plan and long-term commitments.
To accomplish this, the Audit Committee will oversee the external audit coverage, including the annual nomination of the independent public accountants, review accounting policies and policy decisions, review the financial statements, including interim financial statements and annual financial statements, together with auditor's opinions, inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management, review with management the Management's Discussion and Analysis section of the Annual Report, review the letter of management representations given to the independent public accountants, meet privately with the independent public accountants to discuss all pertinent matters, and report regularly to the Board of Directors regarding its activities.

     We also plan to form a Compensation Committee during fiscal 1999. No member of the Compensation Committee will receive any additional compensation for his service as a member of that Committee. The Compensation Committee will be responsible for reviewing pertinent data and making recommendations with respect to compensation standards for our executive officers, including the President and Chief Executive Officer, establishing guidelines and making recommendations for the implementation of management incentive compensation plans, reviewing the performance of the President and CEO, establishing guidelines and standards for the grant of incentive stock options to key employees under our Equity Incentive Plan, and reporting regularly to our Board of Directors with respect to its recommendations.

     Except for J. Daniel Bell's relationship to Carylyn K. Bell, his wife, and William M. Bell, his son, there are no family relationships among Directors, nor any arrangements or understandings between any Director and any other person pursuant to which any Director was elected as such. Our Class B Common Stock, which can only be issued to J. Daniel Bell, gives Mr. Bell the right to elect a majority of the Board. The present term of office of each Director will expire at the next annual meeting of stockholders.

Director Compensation

     During the fiscal year ended March 31, 1999, outside Directors received no cash compensation or other remuneration for their service on our Board of Directors, however they were reimbursed their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties.

     The Board of Directors has adopted a formula plan pursuant to which outside Directors are entitled to receive, under our 1999 Equity Incentive Plan, an initial grant of non-qualified stock options exercisable to purchase 30,000 shares of common stock and, for each additional year of service after the first year, additional non-qualified stock options exercisable to purchase 10,000 shares of our common stock. All non-qualified stock options issuable to outside Directors under the Plan have an exercise price equal to the fair market value of our common stock on the date of grant, and are exercisable for a period of five years from the date of grant.

     Directors who are also our executive officers receive no additional compensation for their services as Directors.

Executive Compensation

     The following table and discussion set forth information with respect to all compensation earned by or paid to our Chief Executive Officer ("CEO"), and our most highly compensated executive officers other than the CEO, for all services rendered in all capacities to us and our subsidiaries for each of our last two fiscal years ended March 31, 1999 and 1998 (since inception). However, no disclosure has been made for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed $100,000.

                                                  TABLE 1
                                        SUMMARY COMPENSATION TABLE
                                                                       Long Term Compensation
                                                                 ----------------------------------
                                    Annual Compensation(1)              Awards           Payouts
                                  --------------------------     ---------------------   -------
                                                      Other                                         All
                                                     Annual      Restricted                        Other
Name and                                             Compen-        Stock                 LTIP    Compen-
Principal                Year     Salary    Bonus    sation       Award(s)    Options/   Payouts  sation
Position                 Year       ($)      ($)     ($)(2)          ($)        SARs       ($)      ($)
---------------         -------  --------   -----   ---------    ----------   --------   -------  ------

Daniel J. Bell,           1999     48,412     -0-       -0-         -0-         -0-        -0-      -0-
  Chairman                1998      8,048     -0-       -0-         -0-         -0-        -0-      -0-

Craig Crawford, Vice      1999    112,932   10,000      -0-         -0-         -0-        -0-      -0-
  President               1998     55,414    3,000      -0-         -0-       470,000      -0-      -0-

Jeff Spencer, Vice        1999    150,795   16,000      -0-       29,000      570,000      -0-      -0-
  President               1998    111,955   10,000      -0-         -0-         -0-        -0-      -0-

Ward Rivenburg(1)

------------------------------

(1) Mr. Rivenburg joined us in June 1999 at a base compensation level of $110,000. He receives performance bonuses at the discretion of the Chief Executive Officer and received 250,000 options to purchase our common stock.

Employment Agreements

     In June 1999, we entered into employment contracts, some of which are oral, with our Chief Executive Officer, President, Senior Vice President of Sales, and the Chief Financial Officer. These arrangements require annual executive compensation totalling $454,000, and payment of performance bonuses and issuance of stock options at the sole discretion of the Board of Directors. This compensation level is consistent with the amounts paid during the year ended March 31, 1999. These agreements are for a one-year period and automatically renew, unless terminated by either party with 60-day notice.
The annual compensation is as follows:


          J. Daniel Bell                     $ 72,000
          Craig Crawford                     $116,000
          Jeffery M. Spencer                 $156,000
          Ward P. Rivenburg                  $110,000


Equity Incentive Plan

     On May 17, 1999 we adopted an Equity Incentive Plan. Pursuant to the Plan, stock options granted to eligible participants may take the form of incentive stock options or ISOs under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify as ISOs, known as non-qualified stock options or NQSOs. As required by Section 422 of the Code, the aggregate fair market value of our common stock with respect to our ISOs granted to an employee exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to NQSOs. The exercise price of an ISO may not be less than 100% of the fair market value of the shares of our common stock on the date of grant. The exercise price of an NQSO may be set by the Plan administrator. An option is not transferable, except by will or the laws of descent and distribution. If the employment of an optionee terminates for any reason (other than for cause, or by reason of death, disability, or retirement), the optionee may exercise his options within a ninety day period following such termination to the extent he was entitled to exercise such options at the date of termination. Either our Board of Directors (provided that a majority of directors are "disinterested") can administer the Plan, or our Board of Directors may designate a committee comprised of directors meeting certain requirements to administer the Plan. The Administrator will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of award and the terms and provisions relating to the exercise of the awards. An aggregate of 2,500,000 shares of our common stock is reserved for issuance under the Plan.

     At July 14, 1999, we had granted a total of 1,780,000 incentive stock options under the Plan exercisable at $.40 per share, and 80,000 non-qualified stock options which have been issued to certain members of our outside Board of Directors and optionholders exercisable at $.40 per share. All options have been issued with exercise prices at or above market value on the date of issuance.

     The following tables set forth certain information concerning the granting and exercise of incentive stock options during the last completed fiscal year by each of the named executive officers.


                                    TABLE 2
                          Option/SAR Grants for Last
                        Fiscal Year - Individual Grants

                          Number of   % of Total
                         Securities  Options/SARs
                         Underlying   Granted to
                        Options/SARs Employees in    Exercise    Expiration
       Name              Granted (#)  Fiscal Year  Price ($/Sh)     Date
----------------------  ------------ ------------  ------------  ----------

J. Daniel Bell               -0-          -0-           -0-          -0-

Craig Crawford             470,000        26%          $.40         2009

Jeff Spencer               570,000        32%          $.40         2009

Ward Rivenburg(1)          250,000        14%          $.40         2009

---------------------

(1) Mr. Rivenburg joined us in June 1999 and at this time his options were granted.

     The options granted to these officers vest to these officers over the next five years. Through July 20, 1999, none of the above shares are convertible by the officers. Further, no options granted by us as of July 20, 1999 are exercisable.


                                                    TABLE 3

                              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                         AND FY-END OPTION/SAR VALUES
                             ----------------------------------------------------
                                                                                          Value of
                                                                     Number of           Unexercised
                                                                    Unexercised         In-the-Money
                                                                   Options/SARs         Options/SARs
                                                                   at FY-End (#)      at FY-End ($) (1)

                        Shares Acquired       Value Realized        Exercisable         Exercisable/
Name                    on Exercise (#)             ($)           (Unexercisable)       Unexercisable
----------------        ---------------       --------------      ---------------     -----------------

J. Daniel Bell                -0-                   -0-                 -0-                  -0-

Craig Crawford                -0-                   -0-               470,000                -0-

Jeff Spencer                  -0-                   -0-               570,000                -0-

------------------------------

(1) Value Realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of our common stock on the date the options are exercised.

(2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options. The fair market value of the securities underlying the options are based upon the determination of the Board of Directors in light of the arms-length transactions in the same securities.

Indemnification and Limitation on Liability of Directors

     Our Articles of Incorporation provide that we shall indemnify, to the fullest extent permitted by Colorado law, any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the Colorado Business Corporation Act. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
(iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

                             CERTAIN TRANSACTIONS

Founders' Stock

     When we first formed the Company, we issued 895,000 shares of Common Stock to our original officers and directors in exchange for their services. We then distributed for no consideration 81,200 shares to approximately 300 persons in order to create a large shareholder base.

Bridge Loans and Conversion

     In anticipation of completing our acquisition of GeniSys Information Systems, Inc., we arranged for a total of $580,000 of bridge loans in February 1999 which GeniSys Information Systems, Inc. used for working capital. The persons who made the bridge loans then agreed to convert all of the loans into 1,472,083 shares of Common Stock at the same time that the acquisition of GeniSys Information Systems, Inc. was completed. This represented conversion of the bridge loans into Common Stock at a value of $.394 per share.

Acquisition of GeniSys Information Systems, Inc.

     In March 1999, we completed the acquisition of 100% of the outstanding shares of Common Stock of GeniSys Information Systems, Inc. in exchange for 7,516,740 shares of Common Stock. This resulted in the persons who control GeniSys Information Systems, Inc. acquiring control of the Company as well.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this Prospectus, the stock ownership of each person known by us to be the beneficial owner of five (5%) percent or more of our common stock, all of our executive officers and directors individually and all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares shown, except as noted.

                                                    Percent of Class(1)
                            Amount and Nature    -------------------------
Name and Address              of Beneficial       Before         After
of Beneficial Owner             Ownership      Offering(2)    Offering(2)
-------------------         -----------------  -----------    -----------

J. Daniel Bell(3)(4)              42,191              .4%           .3%

Carylyn K. Bell(3)(5)          6,682,571            62.0%         53.8%

Jeffery Spencer(6)             1,176,695            10.8%          9.5%

Craig Crawford(7)              1,095,000            10.2%          8.9%

Ward Rivenburg(8)                250,000             2.3%          2.0%

Walter Strycker(9)                30,000              .3%           .2%

Henry Fong(10)                    30,000              .3%           .2%

William Maury Bell(3)             88,071              .8%           .7%

Gulfstream Financial             507,614             4.7%          4.1%
  Partners, LLC(11)

All Officers and Directors     8,027,142            73.6%         64.6%
as a Group (7 persons)

-------------

(1) Under SEC Rules, we include in the number of shares owned by each person the number of shares issuable under outstanding options if those options are exercisable within 60 days of the date of this Prospectus. We calculate the ownership of each person who owns exercisable options by adding (i) the number of exercisable options for that person only to (ii) the number of total shares outstanding and dividing that result into (iii) the total number of shares and exercisable options owned by that person.

(2) Does not give effect to the exercise of any outstanding options or warrant. Assumes all 1,500,000 shares of common stock are sold in the Offering.

(3) J. Daniel Bell is the husband of Carylyn K. Bell and the father of William Maury Bell.

(4) Consists of 10,000 shares of Class B Common Stock and 32,191 shares of Class A Common Stock.

(5) Includes 500,000 shares of Common Stock held by Mrs. Bell as custodian of Caitlyn Ann Bell, Christopher Ryan Bell, Henry Daniel Bell, Ian Gregory Bell and Kathleen Ann Bell under the Colorado Uniform Gifts to Minors Act. Also includes 3,032,221 shares held of record by McCandish, LLC, a limited liability company of which Mrs. Bell is a manager and controlling person.

(6) Includes incentive stock options granted under the Plan exercisable to purchase, in the aggregate, 570,000 shares of common stock at an exercise price of $.40 per share, subject to future vesting.

(7) Includes options granted by Mrs. Bell to Mr. Crawford exercisable to purchase from shares of common stock beneficially owned by Mrs. Bell 350,000 shares of common stock at a price of $.001 per share and 275,000 shares of common stock at a price of $.10 per share. Also includes incentive stock options granted under the Plan exercisable to purchase, in the aggregate, 470,000 shares of common stock at an exercise price of $.40 per share, subject to future vesting.

(8) Consists of incentive stock options granted under the Plan exercisable to purchase, in the aggregate, 250,000 shares of common stock at an exercise price of $.40 per share, subject to future vesting.

(9) Consists of non-qualified stock options granted under the Plan exercisable to purchase, in the aggregate, 30,000 shares of common stock at an exercise price of $.40 per share.

(10) Consists of non-qualified stock options granted under the Plan exercisable to purchase, in the aggregate, 30,000 shares of common stock at an exercise price of $.40 per share. Does not include the 507,614 shares of common stock held of record by Gulfstream Financial Partners, LLC, of which Mr. Fong would be deemed a beneficial owner by virtue of his shared power to vote and dispose of such shares.

(11) Gulfstream Financial Partners, LLC is a Colorado Limited Liability Company whose members include Henry Fong, a member of the Board of Directors. The members have the authority by majority vote to make decisions with respect to the voting or disposition of those shares owned by us.

                             THE COMPANY OFFERING

     We are offering on a best efforts basis up to 1,500,000 shares of our common stock at an offering price of $3.00 per share. The offering price of the common stock being offered hereby was arbitrarily determined by us and is not necessarily related to our assets, book value or financial condition. In determining the offering price and the number of shares of common stock to be offered, we considered such factors as our financial condition, our net tangible book value, limited operating history and general condition of the securities market. Accordingly, the offering price of the common stock may not indicate the actual value of the Company.

     We are offering the shares of Common Stock to the public through our officers and directors. We may retain the services of selling agents who are members of the National Association of Securities Dealers to assist us. On any sales made by the selling agents, a commission of up to ten percent (10%) may be paid. To date there exists no arrangements or commitments to retain any selling agent.

     There currently exists no public trading market for our Common Stock, and we cannot assure you that such a market will develop in the future. In the absence of an active public trading market, an investor may not be able to liquidate his investment without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operation.

     Our securities may be quoted on the OTC Electronic Bulletin Board or in the "pink sheets" maintained by the National Quotations Bureau, Inc. which reports quotations by brokers or dealers making a market in particular securities. We have no agreement with any broker or dealer to act as a marketmaker for our securities and there is no assurance that we will be successful in obtaining any marketmakers. The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate quotations as to the price of, our securities.

                 SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

     This Prospectus also relates to the resale to the public of shares of common stock by the Selling Shareholders set forth below. None of the Selling Shareholders have had any material relationship within the past three years with us, or any of our predecessors or affiliates, except as specifically noted.

                            Shares                        Shares
                      Beneficially Owned    Shares  Beneficially Owned
Name and              As of Offering Date   Offered   After Offering
Address of            -------------------   ------- ------------------
Beneficial Owner     Number    Percent(1)   Number   Number Percent(1)
----------------    --------    ---------  --------- ------- --------

E. Barry Mansur(6)   264,594        2.4%    126,904  137,690    1.0%
c/o Florida Investors
P.O. Box 398
Captive, FL  33924

Van D. Hipp, Jr.(7)   27,919         .3%     25,381    2,538      0%
104 W. Mason Ave.
Alexandria, VA  22301

Summer Breeze, LLC(8) 28,494         .3%     25,904    2,590      0%
14 Red Tail Drive
Highland Ranch, CO 80126

Earnest Mathis IRA
 Rollover (9)         18,594         .2%     16,904    1,690      0%
P.O. Box CM-9551
St. Paul, MN  85170

AMN Investments,
 Ltd. (10)           139,594        1.3%    126,904   12,690     .1%
5445 DTC Parkway, #520
Englewood, CO  80111

Gulfstream Financial 558,375        5.1%    507,614   50,761     .4%
  Partners, LLC(2) (11)
7315 E. Peakview Ave.
Englewood, CO  80111

Gregory Pusey (12)    96,850         .9%     88,405    8,445     .1%
1722 Buffehr Creek Rd.
Vail, CO  81657

Cambridge Holdings,
 Ltd. (13)           167,612        1.5%    146,552   21,054     .1%
1722 Buffehr Creek Rd.
Vail, CO  81657

Jill Pusey C/F (14)   22,875         .2%     12,690   10,185     .1%
Christopher Pusey, UGTMA
1722 Buffehr Creek Rd.
Vail, CO  81657

Jill Pusey C/F (15)   33,649         .3%     30,590    3,059      0%
Jacqueline Pusey, UGTMA
1722 Buffehr Creek Rd.
Vail, CO  81657

Sally Rogers(3) (16)  69,797         .6%     63,452    6,345     .1%
4311 Witter Gulch
Evergreen, CO  80439

Mark M. King(4) (17)  69,797         .6%     63,452    6,345     .1%
370 17th St., Suite 2350
Denver, CO  80202

Bruce Rogers and
 Sally Rogers,
 JTWROS(3) (18)       41,878         .4%     38,071    3,807      0%
4311 Witter Gulch
Evergreen, CO  80439

William M. Bell(5) (19)91,878        .8%     38,071   53,807     .4%
1244 Dexter Street
Denver, CO  80220

Alfred O. Brehmer (20)69,797         .6%     63,452    6,345     .1%
730 17th St., Suite 712
Denver, CO  80202-3516

Milton Herson (21)    13,959         .1%     12,690    1,269      0%
17076 Royal Core Way
Boca Raton, FL  33486

Michael Herson (22)   27,919         .3%     25,381    2,538      0%
1200 North Veitch St., #1322
Arlington, VA  22201

Henry Fong (23)       95,973         .9%     59,666   35,967     .2%
3155 Miro Drive North
Palm Beach Gardens, FL 33410

Norman Brownstein     25,381         .2%     25,381        0      0%
410 - 17th Street
Denver, CO 80202

L.F.S. No. 1 LLC      25,381         .2%     25,381        0      0%
417 - 17th Street
Denver, CO 80202

Jennings D. Bell, Jr. 50,761         .5%     50,761        0      0%
2750 East Cedar Avenue
Denver, CO  80209

Richard S. Morey      58,376         .5%     58,376        0      0%
20010 Coyote Ridge Lane
Katy, TX

Michael Smith        150,761        1.4%     50,761  100,000     .8%
370 17th Street, Suite 3400
Denver, CO  80202

Iris Smith            50,761         .5%     50,761        0      0%
370 17th Street, Suite 3400
Denver, CO  80202

Wayne Mills          200,000        1.8%    200,000        0      0%
5020 Blake Road South
Edina, MN  55436

Peter Silverman       25,381         .2%     25,381        0      0%
136 Monmouth Road
Monroe TWP, NJ  08831

DFG Capital Corp.     19,036         .2%     19,036        0      0%
136 Monmouth Road
Monroe TWP, NJ  08831

Kleopatra Georgiades29,357       .3% 12,690   16,667        .1%
44 Andromahis
Nicosia, Cyprus

-------------

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of this Prospectus, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.

(2) Henry Fong, a Director of the Company, would be deemed a beneficial owner of shares held of record by Gulfstream Financial Partners, LLC by virtue of his ability to exercise shared power to vote and dispose of such shares.

(3) Sally K. Rogers is Carylyn K. Bell's sister and J. Daniel Bell's sister-in-law.

(4) Mark M. King is Carylyn K. Bell's brother and J. Daniel Bell's brother-in-law.

(5)  William M. Bell is J. Daniel Bell's son.

(6) Includes warrants exercisable for one year to purchase 12,690 additional shares of common stock at an exercise price of $1.00 per share.

(7) Includes warrants exercisable for one year to purchase 2,538 additional shares of common stock at an exercise price of $1.00 per share.

(8) Includes warrants exercisable for one year to purchase 2,590 additional shares of common stock at an exercise price of $1.00 per share.

(9) Includes warrants exercisable for one year to purchase 12,690 additional shares of common stock at an exercise price of $1.00 per share.

(10) Includes warrants exercisable for one year to purchase 12,690 additional shares of common stock at an exercise price of $1.00 per share.

(11) Includes warrants exercisable for one year to purchase 50,761 additional shares of common stock at an exercise price of $1.00 per share.

(12) Includes warrants exercisable for one year to purchase 3,807 additional shares of common stock at an exercise price of $1.00 per share.

(13) Includes warrants exercisable for one year to purchase 14,655 additional shares of common stock at an exercise price of $1.00 per share.

(14) Includes warrants exercisable for one year to purchase 1,269 additional shares of common stock at an exercise price of $1.00 per share.

(15) Includes warrants exercisable for one year to purchase 3,059 additional shares of common stock at an exercise price of $1.00 per share.

(16) Includes warrants exercisable for one year to purchase 6,345 additional shares of common stock at an exercise price of $1.00 per share.

(17) Includes warrants exercisable for one year to purchase 6,345 additional shares of common stock at an exercise price of $1.00 per share.

(18) Includes warrants exercisable for one year to purchase 3,807 additional shares of common stock at an exercise price of $1.00 per share.

(19) Includes warrants exercisable for one year to purchase 3,807 additional shares of common stock at an exercise price of $1.00 per share.

(20) Includes warrants exercisable for one year to purchase 6,345 additional shares of common stock at an exercise price of $1.00 per share.

(21) Includes warrants exercisable for one year to purchase 1,269 additional shares of common stock at an exercise price of $1.00 per share.

(22) Includes warrants exercisable for one year to purchase 2,538 additional shares of common stock at an exercise price of $1.00 per share.

(23) Henry Fong is a director of the Company. Shares include options to purchase 30,000 and warrants to purchase 5,967 shares of additional common stock at an exercise price of $1.00 per share. Does not include securities owned of record by Gulfstream Financial Partners, LLC.


     We have agreed to indemnify the Selling Shareholders against specified liabilities including liabilities under the Securities Act in connection with their offering. The Selling Shareholders have agreed to indemnify us and our directors and officers, as well as any persons controlling our company, against certain liabilities, including liabilities under the Securities Act.

     We will pay all expenses to register the shares, except that the Selling
Shareholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

     Selling Shareholders may sell their shares of common stock either directly or through a broker-dealer or other agent at prices related to prevailing market prices or an negotiated prices, in one or more of the following kinds of transactions:

     *    Transactions in the over-the-counter market;

     * Transactions on a stock exchange that lists our common stock, or transactions negotiated between Selling Shareholders and purchasers, or otherwise.

     Broker-dealers or agents may purchase shares directly from a Selling
Shareholder or sell shares and warrants to someone else on behalf of a Selling
Shareholder.  Broker-dealers may charge commissions to both Selling
Shareholders selling common stock, and purchasers buying shares and warrants sold by a Selling Shareholder. If a broker buys shares directly from a Selling
Shareholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the Selling Shareholder for the resale.

     To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a Prospectus supplement during the time the Selling Shareholders are offering or selling shares covered by this Prospectus in order to add or correct important information about the plan of distribution for the shares.

     In addition to any other applicable laws or regulations, Selling
Shareholders must comply with regulations relating to distributions by Selling
Shareholders, including Regulation M under the Securities Exchange Act of 1934, as amended.

     Some states may require that registration, exemption from registration or notification requirements be met before Selling Shareholders may sell their common stock and warrants. Some states may also require Selling Shareholders to sell their Common Stock only through broker-dealers.

                           DESCRIPTION OF SECURITIES


     We are authorized to issue up to 100,010,000 shares of $.001 par value common stock and 50,000,000 shares of $.01 par value preferred stock. As of October 26, 1999, 10,919,384 shares of Class A Common Stock, 10,000 shares of
Class B Common Stock and no shares of preferred stock were issued and outstanding, and there were 281 stockholders of record.

Common Stock

     Our authorized common stock consists of 100,000,000 shares of Class A
Common Stock and 10,000 shares of Class B Common Stock.  The shares of Class A
Common Stock and Class B Common Stock are identical with respect to the relative rights and preferences of holders of such shares with respect to dividends, payment on liquidation, lack of cumulative voting and preemptive rights. However, the Class B Common Stock may only be issued to J. Daniel
Bell, our Chairman and CEO, or an entity controlled by Mr. Bell. The holders of Class B Common Stock voting as a separate class have the right to elect a majority of the members of our Board of Directors. All issued and outstanding shares of Class B Common Stock automatically convert into an equal number of Class A Common Stock if and when transferred to any person other than J. Daniel
Bell.

     Each holder of common stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of Class A Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Class A
Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of Class A Common Stock are entitled to receive, pro-rata, our assets which are legally available for distribution to stockholders.
The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

     We are authorized to issue up to 50,000,000 shares of $.01 par value preferred stock. Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors. In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. Our Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation: (1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

     Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Warrants

     We have issued to certain investors a total of 147,205 Class A Warrants, each exercisable for one year to purchase a share of our common stock at a price of $1.00 per share. The Class A Warrants expire on October 31, 2000. We have the ability to repurchase the warrants if we have registered the exercise of the warrants with the Commission and our public trading price has been more than $1.50 per share for at least ten consecutive trading days. In such event, holders of the warrant will have a 30 day notice period in which to exercise the warrants, and any warrants not exercised will be redeemed by us at a redemption price of $.01 per share.

Transfer Agent, Warrant Agent and Registrar

     The transfer agent and registrar for our common stock is Corporate Stock
Transfer, Inc., Denver, Colorado. Ms. Carylyn Bell, one of our directors, executive officers and principal shareholders, is the controlling person of the transfer agent.

Reports to Stockholders

     We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as it deems appropriate.

                                 LEGAL MATTERS

     The validity of the issuance of the shares we are offering will be passed upon for us by Neuman, Drennen & Stone, LLC, Boulder, Colorado.

                                    EXPERTS

     The audited consolidated financial statements of iGeniSys, Inc. and subsidiaries included herein and elsewhere in the Registration Statement have been audited by Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, for the periods and to the extent set forth in their reports appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission, in Washington, D.C., in accordance with the provisions of the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. Rather, certain portions of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the shares of common stock we are offering, you should read carefully the registration statement, including the exhibits and financial statement schedules we are filing with it. Statements contained in this prospectus concerning the provisions of other documents filed as exhibits to the registration statement are not necessarily complete and, in each instance, you should refer to the copies of those documents filed as exhibits to the registration statement. The registration statement may be obtained from the SEC upon payment of the prescribed fees and may be examined at the principal office of the SEC in Washington, D.C. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended.
However, as a result of our Offering, we will become subject to these requirements and, in accordance with the Exchange Act will file periodic reports, proxy materials and other information with the SEC. In addition, we will furnish our stockholders with annual reports containing audited financial statements certified by our independent accountants and any interim reports containing unaudited financial information as we may determine to be necessary or desirable. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any of the information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Your request for this information should be directed to our President and CEO, J. Daniel
Bell, 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209 or Ward
P. Rivenburg, our Chief Financial Officer, at our corporate office in Houston.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


     This index relates to the consolidated financial statements set forth in this Prospectus of iGeniSys, Inc.

Independent Auditors' Report of Gelfond Hochstadt
 Pangburn, P.C.. . . . . . . . . . . . . . . . . . . . . . . . . .   F-2

Consolidated Balance Sheets as of March 31, 1999
 and 1998 and as of September 30, 1999 (unaudited) . . . . . . . .   F-3

Consolidated Statements of Operations for the year ended
 March 31, 1999, for the period May 1, 19997 (inception) to
 March 31, 1998, and for the six months ended September 30,
 1999 (unaudited) and 1998 . . . . . . . . . . . . . . . . . . . .   F-5

Consolidated Statements of Shareholders' Equity for the year ended March 31, 1999 and for the period from May 1, 1997
 (inception) to March 31, 1998 and the six month period
 ending September 30, 1999 (unaudited) . . . . . . . . . . . . . .   F-7

Consolidated Statements of Cash Flows for the year ended
 March 31, 1999, for the period May 1, 1997 (inception) to
 March 31, 1998, and for the six months ended September 30,
 1999 (unaudited) and 1998 . . . . . . . . . . . . . . . . . . . .   F-9

Notes to Consolidated Financial Statements . . . . . . . . . . . .  F-11







                         Independent Auditors' Report



The Board of Directors and Shareholders
iGeniSys, Inc.


We have audited the consolidated balance sheets of iGeniSys, Inc. and subsidiary as of March 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for the year ended March 31, 1999 and the period from May 1, 1997 (inception) to March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iGeniSys, Inc. and subsidiary as of March 31, 1999 and 1998 and the results of their operations and their cash flows for the year ended March 31, 1999 and the period from May 1, 1997
(inception) to March 31, 1998, in conformity with generally accepted accounting principles.

GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado
June 25, 1999

                         iGENISYS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS



                                         March 31,
                                   ---------------------- September 30,
                                      1999       1998          1999
                                    --------   ---------   ------------
                                                           (unaudited)

           ASSETS
           ------
CURRENT ASSETS:
  Cash                                                      $  37,421
  Accounts receivable, net of
     allowance for doubtful
     accounts of $79,500, $50,000,
     and $100,000 as of March 31,
     1999 and 1998 and Septem-    $  933,134  $  889,091      499,220
     ber 30, 1999, respectively
  Other receivables                   12,055      33,649       60,537
  Contracts in process               125,611      45,723       59,631
 Prepaid expenses and other           36,689      47,853       59,719
                                   ----------  ----------  -----------
   Total current assets            1,107,489   1,016,316      716,528

EQUIPMENT, net (Note 3)              147,359      94,078      160,416

INTANGIBLES AND OTHER ASSETS:
  Development costs, net of accumulated
     amortization of $10,366 at
     March 31, 1999 and $56,464      549,819      46,521      700,527
     at September 30, 1999
  Royalties (Note 2)                  81,000      11,000       81,000
  Deposits and other                   9,154       3,784       28,419
                                  -----------  ----------  -----------
                                  $1,894,821  $1,171,699   $1,686,890
                                  ===========  ==========   ==========

           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------

CURRENT LIABILITIES:
  Bank overdraft                    $ 16,632    $ 23,937
  Accounts payable, trade            508,954     402,378    $ 549,396
  Revolving line of credit
     (Notes 4 and 9)                  56,039           -      343,908
  Revolving line of credit and
     notes payable to shareholder
     (Note 2)                        394,409     144,000       56,500
  Current portion of obligations
     under capital leases (Note 5)    30,790      23,903       30,790
  Accrued payroll, taxes and
     withholdings                    257,396      84,159      258,717
  Due to affiliate (Note 2)          161,235     363,396      126,304
  Management fees payable,
     affiliate (Note 2)               42,000       6,000       60,000
                                   ----------  ----------  -----------
 Total current liabilities         1,467,455   1,047,773    1,425,615

LONG-TERM DEBT:
  Convertible note payable,
     shareholder (Note 2)                  -      75,000            -
  Long-term portion of obliga-
     tions under capital leases
     (Note 5)                         23,310      43,902        7,993
                                   ----------  ----------  -----------
           Total liabilities       1,490,765   1,166,675    1,433,608
                                   ----------  ----------  -----------
COMMITMENTS  (Note 6 and 9)

SHAREHOLDERS' EQUITY (Notes 7 and 9):
  Preferred stock, $.01 par;
     authorized 50,000,000 shares;
     no issued and outstanding
     shares
  Common stock, $.001 par value;
     authorized 100,010,000 shares:
  Class A; issued and outstanding
     9,955,023 and 4,634,351 shares
     as of March 31, 1999 and
     1998, respectively, 10,533,492
     at September 30, 1999             9,954       4,634       10,533
  Class B; issued and outstanding
     10,000 shares (1999 and 1998)        10          10           10
  Additional paid-in capital         713,411      20,456      959,633
  Accumulated deficit               (319,319)    (20,076)    (716,894)
                                   ----------  ----------  -----------
                                     404,056       5,024      253,282
                                   ----------  ----------  -----------
                                  $1,894,821  $1,171,699   $1,686,890
                                  ===========  ==========   ==========

                The accompanying notes to financial statements
                   are an integral part of these statements
                                       iGENISYS, INC. AND SUBSIDIARY
                                   CONSOLIDATED STATEMENTS OF OPERATIONS



                                                         For the
                                                          period       For the six months
                                         For the year   May 1, 1997   ended September 30,
                                             Ended      (inception) ----------------------
                                          March 31,  to March 31,      1999         1998
                                          ------------------------  ----------    ---------
                                                                         (unaudited)


REVENUES                                 $ 3,049,128   $1,882,445 $ 1,542,924  $ 1,193,301
                                          ------------------------  ----------    ---------
OPERATING EXPENSES:
  Contract costs                           1,478,633    1,036,945     927,748      574,987
  Selling, general and administrative:
     Affiliates (Note 2)                      36,000        6,000      18,000       18,000
     Other                                 1,693,673      827,426     867,901      647,014
  Depreciation and amortization               57,756        6,253      74,515       19,961
                                          ------------------------  ----------    ---------
                                           3,266,062    1,876,624   1,888,164    1,259,962
                                          ------------------------  ----------    ---------
OPERATING (LOSS) INCOME                     (216,934)       5,821    (345,240)     (66,661)

INTEREST EXPENSE
  Shareholder (Note 2)                        29,823       17,218       8,204       29,804
  Other                                       52,486        8,679      44,131       10,717
                                          ----------    ---------   ----------    ---------
                                              82,309       25,897      52,335       40,521
                                          ------------------------  ----------    ---------
NET LOSS                                 $  (299,243)   $ (20,076)$  (397,575) $  (107,182)
                                          =========== ============  ==========    =========

BASIC AND DILUTED LOSS PER SHARE             $ (0.05)     $ (0.00)    $ (0.04)     $ (0.02)
                                          =========== ============  ==========    =========
WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING                        6,165,715    4,602,510  10,099,640    4,602,510
                                          =========== ============  ==========    =========

                              The accompanying notes to financial statements
                                 are an integral part of these statements
                                       iGENISYS, INC. AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           FOR THE YEAR ENDED MARCH 31, 1999 AND FOR THE PERIOD
                              FROM MAY 1, 1997 (INCEPTION) TO MARCH 31, 1998
                            AND THE SIX MONTH PERIOD ENDING SEPTEMBER 30, 1999
                                               (UNAUDITED)

                                  Class A           Class B        Addi-                  Total
                               Common Stock      Common Stock     tional    Retained     Share-
                            ------------------  --------------    Paid-In   Earnings    holders'
                             Shares    Amount   Shares  Amount              Capital     (Deficit) Equity

                            --------  --------  ------- -------  ---------  ---------   ---------

BALANCES, May 1, 1997             -        -        -       -           -          -             -

Common stock issued
  for cash                4,634,351  $ 4,634   10,000 $    10 $    20,456               $    25,100
                          ----------  --------  ------- -------  ---------  ---------   -----------
Net income                        -         -        -       -          -   $(20,076)      (20,076)

BALANCES, March 31, 1998  4,634,351     4,634   10,000      10     20,456    (20,076)        5,024

Conversion of notes and
  interest payable        2,129,711     2,130                      79,605                   81,735

Common stock issued for
  services                  742,678       742                      34,758                   35,500

Acquisition of the assets
  of Zion Enterprise, Inc.
  (Note 1)                  976,200       976                          64                    1,040

Common stock issued for
  cash                    1,472,083     1,472                     578,528                  580,000

Net loss                          -         -        -       -          -   (299,243)     (299,243)
                          ----------  --------  ------- -------  ---------  ---------   -----------
BALANCES, March 31, 1999  9,955,023  $  9,954  10,000 $    10 $   713,411   $(319,319)  $  404,056

Common stock issued for
  cash, unaudited           578,469       579                     246,222                  246,801

Net loss, unaudited               -         -        -       -          -   (397,575)     (397,575)
                          ----------  --------  ------- -------  ---------  ---------   -----------
BALANCES, September 30,
  1999, unaudited        10,533,492  $ 10,533  10,000 $    10 $   959,633   $(716,894)  $  253,282
                         ===========  ========  ======= =======  =========  =========   ===========

                              The accompanying notes to financial statements
                                 are an integral part of these statements
                                       iGENISYS, INC. AND SUBSIDIARY
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                         For the
                                                          period           For the six
                                         For the year   May 1, 1997       months ended
                                             Ended     (inception),       September 30,
                                          March 31,     to March 31,   1999         1998
                                          -----------  -----------  ----------    ---------
                                                                           (unaudited)


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                               $  (299,243)   $ (20,076) $ (397,575)  $ (107,182)
  Adjustments to reconcile net loss
     to net cash used in operating
     activities -
     Provision for doubtful accounts          79,500       50,000      20,500       50,000
  Depreciation and amortization               57,755        6,252      74,515       19,961
  Expense incurred upon issuance of
     common stock                             35,500            -           -            -
  (Increase) decrease in -
     Accounts and other receivables         (123,543)    (939,091)    365,972       35,780
     Contracts in process                    (79,888)     (45,723)     65,980       (4,277)
     Prepaid expenses and other               32,758      (81,502)    (27,457)    (265,443)
     Deposits                                 (5,369)      (3,784)    (19,265)      (2,149)
  Increase (decrease) in -
     Accounts payable                        113,311      402,378      40,442      378,537
     Accrued payroll, taxes and
     withholdings                            173,237       84,159      25,936      183,301
     Due to affiliate                       (312,482)     363,396     (34,931)    (104,371)
     Management fees payable, affiliate       36,000        6,000      18,000       18,000
                                          -----------  -----------  ----------    ---------
     Net cash used in operating
       activities                           (292,464)    (177,991)    132,117      202,157
                                          -----------  -----------  ----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment        (88,013)     (29,434)    (41,474)     (49,554)
  Development costs                         (513,665)     (46,521)   (196,806)    (255,578)
  Purchase of royalties                      (70,000)     (11,000)
                                          -----------  -----------  ----------    ---------
 Net cash used in operating activities      (671,678)     (86,955)   (238,280)    (305,132)
                                          -----------  -----------  ----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (repayment of) bank
     overdraft                                (7,305)      23,937     (39,860)      63,502
  Proceeds from notes payable to
     shareholder                             558,355      225,000
  (Repayments of) proceeds from
     revolving line of credit to
     shareholder                            (307,946)      (6,000)   (335,909)      44,000
  Proceeds from line of credit, net          166,360            -     287,869
  Repayments of obligations under
     capital leases                          (26,362)      (3,091)    (15,316)      (4,527)
  Proceeds from issuances of common stock    581,040       25,100     246,800
                                          -----------  -----------  ----------    ---------
     Net cash provided by financing
     activities                              964,142      264,946     143,584      102,975
                                          -----------  -----------  ----------    ---------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                      -            -      37,421            -

CASH AND CASH EQUIVALENTS, BEGINNING               -            -           -            -
                                          -----------  -----------  ----------    ---------
CASH AND CASH EQUIVALENTS, ENDING         $        -    $       -   $  37,421    $       -
                                          ===========  ===========  ==========    =========
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid for interest                  $   87,232    $  20,974   $  52,335    $  37,521
  Cash paid for taxes                              -            -           -            -
                                          ===========  ===========  ==========    =========

Page>
SUPPLEMENTAL DISCLOSURE OF NONCASH
INVESTING AND FINANCING ACTIVITIES:

During the period from May 1, 1997 (inception) to March 31, 1998 and the year ended March 31, 1999, the Company executed capital lease agreements for the purchase of property and equipment totaling $12,657 and $70,896, respectively.

During 1999 the Company's major stockholder converted $75,000 of convertible notes payable plus accrued interest of $6,735 into 2,129,711 shares of the Company's common stock, in satisfaction of amounts due.



                The accompanying notes to financial statements
                   are an integral part of these statements.

                         iGENISYS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              AS OF MARCH 31, 1999 AND 1998 AND SIX MONTHS ENDED
                   SEPTEMBER 30, 1999 AND 1998, (UNAUDITED)

1.   Organization and summary of significant accounting policies:

     Corporate Background

     Genisys Information Systems Inc. ("Genisys") is a Colorado corporation formed on May 1, 1997 and it is the operating subsidiary of iGenisys, Inc. (the "Company"). The Company's primary business is the development of state-of-the-art project management software that is used by governmental and commercial entities. Through March 31, 1999 (and September 30, 1999, unaudited), substantially all of the Company's customers were located throughout the United States. Genisys also performs ancillary services relating to assisting its customers in implementing its software and performing independent cost and risk analyses.

     An independent group of investors formed Zion Enterprises, Inc. ("Zion") in February 1996 as a Colorado corporation. Zion was formed for the sole purpose of establishing a widely held company that would subsequently seek a merger with another entity that desired to merge. Through March 1999, Zion had no operations or business activity.

     In March 1999, Zion acquired all of the outstanding shares of the common stock of Genisys in exchange for newly issued shares of Zion, whereby Genisys' shareholders received 75% of the outstanding post-merger common stock. Zion became the parent company of Genisys through this transaction. As a result of the transaction, the former officers and directors of Genisys assumed control of Zion and changed the name to iGeniSys, Inc. This transaction has been accounted for as an acquisition of Zion by Genisys and a recapitalization of Genisys. The historical financial statements prior to this transaction are those of Genisys as Zion had no significant activities. Also, the equity accounts of Genisys have been restated to reflect the exchange ratio of one Genisys share for 4.184 Zion shares. All significant intercompany transactions have been eliminated in consolidation.

     The consolidated balance sheet as of September 30, 1999, the consolidated statements of operations and cash flows for the six months ended September 30, 1999 and 1998, and the consolidated statements of shareholders' equity for the six months ended September 30, 1999 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all such periods have been made. The results of operations for the six months ended September 30, 1999 are not necessarily indicative of the operating results for the full year.

     Significant Accounting Policies

     Basis of Preparation of Financial Statements -- The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred operating losses since inception due to the development of its software products and efforts to gain market acceptance for such products. These losses have caused the Company to operate with limited liquidity and created a deficit working capital as of March 31, 1999. Management has developed a plan to increase its working capital and subsequent to March 31, 1999 has raised equity capital of $471,800 as discussed in Note 9 through private placement of securities. This plan includes the effort to raise additional equity through a second private sale followed by a public sale of securities during fiscal year ended March 31, 2000. Management's plans also include reducing operating costs while increasing sales and marketing efforts. However, the Company is not certain as to whether it will be successful in raising additional equity or increasing revenues. If management's plans are not successful, operations could be significantly reduced.

     Contracts in Process -- Contracts in process represent the cost of work performed on contracts that have not been billed to the customer.

     Property and Equipment -- Property and equipment is stated at cost. Depreciation, including amortization of capital leases, is provided for on the straight-line method over the shorter of the lease term or estimated useful lives of the assets, primarily five years.

     Development Costs -- Due to the nature of its products and customers, the Company has not incurred any material Research and Development costs that have been expensed. The Company's software development costs consists primarily of enhancements and software production from costs related to products for which technological and market feasibility has been established. Accordingly, such costs have been capitalized as incurred. Capitalization ceases when the product has been completed and has been installed at various customers, at which time amortization of the capitalized cost begins on a straight-line basis over the estimated lives of the products, which are generally five years. Amortization expense of approximately $10,366 was recorded related to these costs during the year ended March 31, 1999; no amortization was recorded in the period ended March 31, 1998. During the six month period ended September 30, 1999 (unaudited), $46,098 was recorded as amortization costs; no amortization was recorded in the corresponding period in 1998.

     Management assesses the carrying values of its development costs and other long-lived assets for impairment when circumstances warrant such a review. Based on its review, management does not believe that any impairment has occurred as of March 31, 1999 and 1998, nor as of September 30, 1999 (unaudited).

     Revenue Recognition -- Sales of the Company's software products are recognized when shipped. The Company's revenues from consulting and implementation services are recognized when the services are performed.

     Income Taxes -- Deferred tax assets and liabilities are recorded for the estimated future tax effects of: (a) temporary differences between the tax basis of assets and liabilities and amounts reported in the balance sheets, and (b) operating loss and tax credit carryforwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

     Basic and Diluted Loss per Share -- The Company determines basic and diluted loss per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which is effective for the years ended after December 31, 1997. The basic net earnings (loss) per common share is computed by dividing the net loss by the weighted average number of shares outstanding during a period. Diluted net earnings (loss) per common share is computed by dividing the net loss, adjusted on an as if converted basis, by the weighted average number of common shares outstanding plus potential dilutive securities. Stock options are not considered in the calculation, as the impact of the potential common shares would be to decrease loss per share.

     Cash and Cash Equivalents -- Cash and Cash Equivalents include cash and other highly liquid investments with maturities of three months or less at the date of acquisition. Cash equivalents are stated at cost, which approximates market value.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will be determined based on the outcome of future events and could differ from the estimates.

     Credit and Other Risk Considerations -- The Company's accounts receivable and its costs and estimated earnings in excess of costs on uncompleted contracts subject the Company to credit risk, as collateral is generally not required. The Company performs credit evaluations of its customers' financial condition and maintains allowances for potential credit losses. In the opinion of management, actual losses and allowances have been within its expectations. The carrying amount of the Company's receivables and its costs and estimated earnings in excess of costs on uncompleted contracts approximates their fair value.

     For the periods ended March 31, 1999 and 1998, approximately 29% and 42 % of the Company's revenues were billed to one customer, respectively (approximately 54.2% and 9.9% for the six-month periods ended September 30, 1999 and 1998, respectively, unaudited). At March 31, 1999 and 1998, approximately 56% and 47%, respectively, of total receivables were due from this customer. Also for the year ended March 31, 1999, another customer accounted for 10% of the Company's sales (approximately 19.0% and 14.0% for the six-month periods ended September 30, 1999 and 1998, respectively, unaudited). Additionally, two other customers accounted for 10% and 12% of total accounts receivables at March 31, 1999. At March 31, 1998, another two customers accounted for 13% and 17% of total accounts receivable.

     The Company is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of its products, dependence on principal products and third party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, and limited operating history.

     Stock- based Compensation - SFAS No. 123, Accounting for Stock-Based Compensation, allows companies to choose whether to account for employee stock-based compensation on a fair value method, or to continue accounting for such compensation under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25). The Company has chosen to account for employee stock-based compensation using APB 25. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the options' exercise price.

     Recent Accounting Pronouncements

     COMPREHENSIVE INCOME - In June 1997, the Financial Accounting Standards ("FASB") issued SFAS No. 130, Reporting Comprehensive Income. This statement is effective for financial statement issued for periods beginning after December 15, 1997. The Company adopted this statement during 1998 and it had no material impact on the Company's financial statement disclosures.

     SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION - In June 1997, the FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. This statement is effective for fiscal years beginning after December 15, 1997. SFAS 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments, in each case to the amounts in the general purpose financial statements. As the Company only operates in one segment, adopting this statement had no material impact on the Company's financial statement disclosures.

     PENSION AND OTHER POSTRETIREMENT BENEFITS - In February 1998, the FASB issued FAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits. SFAS 132 standardizes the disclosure requirements for pensions and other post-retirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets. The statement is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Adoption of SFAS 132 is expected to have no effect on the Company, since there are no pension plans.

     DERIVATIVE AND HEDGING ACTIVITIES - In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for fiscal years beginning after June 15, 2000. Currently, the Company does not have any derivative financial instruments and does not participate in hedging activities, therefore management believes SFAS No. 133 will not impact the Company's financial position or results of operations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose estimated fair values for its financial instruments, for which it is practicable to estimate. The fair value of the Company's payables to the shareholder, affiliate and related party and the royalty receivable are not practicable to estimate due to the related party nature of the underlying transactions. Management believes that the carrying amounts of the Company's other financial instruments approximates their fair values primarily because of the short-term maturity of these instruments.

     Estimates are not necessarily indicative of the amounts which could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amount.

2.   Related party transactions:

     Through a series of transactions, the Company acquired the rights to receive royalty payments from software in which one of Company's officers has an interest. These rights were obtained in exchange for total consideration of $81,000. Management expects that this amount will be recovered from the future royalty payments.

     The Company has entered into a management contract for professional services with an entity, which is controlled by the Company's majority shareholder ("major shareholder"). The contract provides for management fees of $3,000 per month. During the year ended March 31, 1999 and the period ended March 31, 1998, the Company charged $36,000 and $6,000, respectively, to expenses in fees pursuant to this agreement. As of March 31, 1999 and 1998, $42,000 and $6,000, respectively, are payable under this contract. As of September 30, 1999, the Company owes $60,000 under this contract and charged $18,000 to expense for fees under this agreement during each of the six month periods ended September 30, 1999 and 1998 (unaudited).

     The Company had a revolving line of credit with the major shareholder totaling $321,409 at March 31, 1999 collateralized by specific customer invoices. This financing arrangement was a factoring arrangement for the Company. Payments received on these accounts were forwarded to the stockholder as they were paid and the appropriate amount of the note retired. Interest charged on these notes is equal to the rate which the stockholder borrows funds to advance on these notes (7.75% at March 31, 1999). This note was repaid subsequent to March 31, 1999 as discussed in Note 8.

     In addition, the Company had notes payable with the major shareholder for $58,000 and $15,000 as of March 31, 1999 and for $94,000 and $50,000 as of
March 31, 1998. The notes accrued interest at an annual prime rate, which was 7.75% and 8.5% as of March 31, 1999 and 1998, respectively. These notes are payable on demand, and accordingly are classified as current liabilities. As of September 30, 1999, the balances of these notes were $41,500 and $15,000, respectively.

     During the year ended March 31, 1998, the Company borrowed $75,000 under a convertible debt agreement with the major stockholder. Interest accrued monthly on the outstanding principal at the rate of 6%. Under the terms of the agreement, the unpaid principal amount and accrued interest was convertible into common stock at a current market price at the option of the major stockholder. As of August 31, 1998, the major shareholder converted $75,000 of unpaid principal and related accrued interest of $6,735 into 2,129,711 shares of the Company's common stock.

     The Company and an entity controlled by the Company's major shareholder shared employees, common lease space, third-party vendor accounts, and a line of credit as discussed in Note 4. Further, the Company and this related entity borrowed funds on an unsecured non-interest bearing basis from each other from time to time as a cash flow vehicle, not a primary funding source. During the periods ended March 31, 1999 and 1998, the maximum net amount payable to the related entity approximated $370,000 and $415,000, respectively. As of March 31, 1999 and 1998, the Company owed $186,235 and $363,395, respectively, to this related entity for the net amount of inter-company transactions. As of September 30, 1999 (unaudited), this due to affiliate had been reduced to $151,304. The Company ceased the inter-company borrowings in June 1999 once the credit agreement discussed in Note 9 was obtained. The Company intends to pay off the balance remaining within the next six-months and, accordingly, the balance is classified as a current liability.

3.   Equipment:

     Equipment is summarized by major classification as follows as:

                               March 31,    March 31,    September 30,
                                 1999         1998           1999
                            ------------  ------------   -------------
                                                          (unaudited)

Computer equipment          $    148,247  $     93,447  $     149,144
Computer software                 10,915         5,260         35,615
Furniture and fixtures            41,839         1,624         54,605
                            ------------  ------------   -------------
Total depreciable assets         201,001       100,331        239,364
  Less accumulated
   depreciation                  (53,642)       (6,253)       (78,948)
                            ------------  ------------   -------------
                            $    147,359  $     94,078  $     160,416
                            ============  ============   =============

     Included in these assets are certain assets under a capital lease obligation (Note 5). As of March 31, 1999 and 1998, the net amount of leased equipment was approximately $57,000 and $68,500, respectively. As of September 30, 1999 (unaudited), the net balance approximated $49,000.

4.   Revolving lines of credit:

     During the year ended March 31, 1999 the Company and a related entity were party to a joint loan and security agreement with a financial institution which allowed the companies to borrow up to $750,000 under a revolving line of credit. As of March 31, 1999, the Company's share of this line of credit was $56,039. At March 31, 1998, there were no balances outstanding under this line of credit. A general of assignment accounts receivable, property and equipment, and software costs secures borrowings under the line of credit. Under the terms of the agreement, the Company and the related entity are co-borrowers, and each has joint and several liability on the outstanding balance. The borrowings bear interest at variable rates equal to the Central Bank of Houston's Index Rate plus 3.0% (approximately 9% at March 31, 1999). The credit facility was repaid in April 1999 as discussed in Note 9.

5.   Capital lease obligations:

     The Company has certain assets under capital lease obligations. The leases require total monthly payments of $2,731 and have been recorded using the Company's marginal cost of borrowing at the time the leases were entered into of 12%.

     The minimum lease payments required under the capital leases together with the present value of the minimum lease payments at March 31, 1999 are as follows:


     2000                               $  30,790
     2001                                  15,556
     2002                                   8,376
     2003                                   8,376
                                        ----------
     Total                                 63,098

     Less amount representing interest     (8,998)
                                        ----------
     Present value of future minimum
      lease payments                       54,100

     Less current portion                  30,790
                                        ----------
     Long-term portion                  $  23,310
                                        ==========

     Total interest expense related to these capital leases was $8,223 and $891 in 1999 and 1998, respectively.

6.   Commitments:

     Leases:

     The Company leases office space in Houston and Los Angeles under operating leases that expire through 2002. The leases generally require the Company to pay for utilities, insurance, property taxes and maintenance. Rental expense was approximately $110,000 and $70,000 for the periods ended March 31, 1999 and 1998, respectively. For the six months ended September 30, 1999 (unaudited), rental expense was $59,640. Future minimum lease payments are approximately $120,000 annually through 2002.

7.   Capital stock:

     The Company has 50,000,000 shares of $.01 par value preferred stock authorized, with no shares issued. These shares, when issued, will have preferences and restrictions as determined by the Company's Board of Directors.

     The common stock of the Company is divided into Class A and Class B shares. There are a total of 100,010,000 shares of $.001 par value common stock authorized with 10,000 being designated as Class B shares. The rights of Class A and B shares are identical, except that Class B shares may only be issued to the Company's Chairman of the Board and Chief Executive Officer. Further, Class B shares have the right to elect a majority of the Board of Directors and such shares can be converted to Class A shares on a one-for-one basis at the sole discretion of the holder.

     In March 1999 and as part of the transaction discussed in Note 1, new investors in Zion loaned Genisys $580,000, at 10% interest annually, on a temporary basis while the documentation of the stock purchase was being completed. Prior to March 31, 1999, loan holders converted the temporary loans of $580,000 into 1,472,083 shares of stock in the Company. Due to the intent of the Company and investors, this transaction has been accounted for as a sale of stock for cash in the accompanying financial statements.

     During the year ended March 31, 1999, the Company issued 742,678 shares of Class A common stock to two senior officers of the Company. The Company recorded compensation expense of $35,500, based on management's estimate of the fair value of the common stock.

8.   Income taxes:

     The Company has net operating loss carryforwards in excess of $250,000 as of March 31, 1999 to offset future taxable income. Such net operating losses begin to expire after 2019. As of March 31, 1999, the Company has provided a 100% valuation allowance for the deferred tax asset relating to such net operating losses because it could not be determined that it was more likely than not that the deferred tax asset would be realized through future
earnings.   The Company has no other material deferred tax items since the accounting methods used for financial reporting and income tax purposes are substantially comparable.

9.   Subsequent events:

     On May 17, 1999, the Company entered into a credit agreement with a financial entity. This new agreement provided the funds to fully repay the note payable to the majority shareholder (Note 2) and the revolving line of credit (Note 4). As of September 30, 1999 (unaudited), the Company had an outstanding balance of $348,908 on this credit agreement. Under the terms of this agreement, which is similar to a factoring arrangement, the Company is able to obtain financing for 85% of specific accounts receivable. The Company pays a processing fee for financing each receivable depending upon the number of days from the funding of the advance until that invoice is paid by the customer. In addition, the Company pays interest on the total amount advanced at a rate equal to the prime rate plus 2%. The receivables are financed on a full recourse basis and, accordingly, this financial arrangement is accounted for as a borrowing. The agreement can be terminated with 30 days notice after certain events are met.

     Subsequent to March 31, 1999 and through October 19, 1999, the Company raised $471,800 from the sale of its common stock through two private placements. The Company has issued an additional 964,361 shares of common stock in connection with these sales (unaudited).

     In May 1999, the Company adopted the 1999 Equity Incentive Plan (the "Plan"), which provides for awards in the form of options, including incentive stock options (ISOs), nonstatutory options (NSOs), stock bonuses, rights to purchase restricted stock, and stock appreciation rights (SARs). Employees, directors, consultants and advisors of the Company will be eligible for the grant of NSOs, stock bonuses, and rights to purchase restricted stock. Only employees will be eligible for the grant of ISOs and SARs. Options issued are to have exercise prices not less than the fair value of the Company's common stock on the date of grant. The Company has reserved 2,500,000 shares of common stock for issuance pursuant to the exercise of common stock under the plan. In June 1999, the Company granted options to purchase 1,860,000 shares of common stock an exercise price of $.40 per share, and of which 1,780,000 options are subject to future vesting. Options generally vest over a five year period and options expire in July 2009. Management believes that the exercise price of the options granted to employees was equal to the market value of the Company's common stock at the date of grant (based on the Company's private placements of common stock) and, accordingly, no compensation expense has been recorded.

     In May and June of 1999, the Company was named as a defendant in two separate lawsuits in the state of California. One suit was filed by a competing software company and the second by an individual. The suit, brought by the corporation contains many allegations regarding the activities of the Company and two senior officers of the Company, and it seeks damages of an unspecified amount. The individual claims monies owed for past services to an entity previously controlled by an officer of the Company. Management and legal counsel believe that the lawsuits are without merit, have filed counterclaims, and plan to vigorously contest both cases, including possibly filing countersuits. The resolution of these suits is not expected to have a material effect on the Company.

     In June 1999, the Company entered into employment contracts, some of which are oral, with its Chief Executive Officer, President, Senior Vice President of Sales, and the Chief Financial Officer. These arrangements require annual compensation of approximately $454,000 in the aggregate, payment of performance bonuses, and issuance of stock options at the sole discretion of the Board of Directors. This compensation level is consistent with the amounts paid to senior executives during the year ended March 31, 1999. These agreements are for a one-year period and automatically renew, unless terminated by either party with 60-day notice.

     The Company plans to file a registration statement with the Securities and Exchange Commission for the offering of 1,500,000 shares of Class A common stock at a proposed offering price yet to be determined.

     In October 1999, the Company issued to certain investors a total of 147,205 Class A Warrants, each exercisable for one year to purchase a share of our common stock at a price of $1.00 per share. The Class A Warrants expire on October 31, 2000. The Company has the ability to repurchase the warrants if we have registered the exercise of the warrants with the Commission and our public trading price has been more than $2.00 per share for at least ten consecutive trading days. In such event, holders of the warrant will have a 30 day notice period in which to exercise the warrants, and any warrants not exercised will be redeemed at a redemption price of $.01 per share.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.


                                iGeniSys, Inc.

                       3,490,611 Shares of Common Stock

                              November ___, 1999

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

7-109-101.  Definitions.  As used in this article:

(1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

(2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

(3)  "Expenses" includes counsel fees.

(4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

(5    "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

(6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

7-109-102.  Authority to indemnify directors.

(1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

     (a)  The person conducted himself or herself in good faith; and

     (b)  The person reasonable believed:

          (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

          (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

     (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

(2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

(3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4)  A corporation may not indemnify a director under this section:

     (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

7-109-104.  Advance of expenses to directors.

(1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

     (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

     (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

     (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

(2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

7-109-105.  Court-ordered indemnification of directors.

(1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

     (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

     (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

7-109-106.  Determination and authorization of indemnification of directors.

(1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (-C-) has been made.

(2) The determinations required by subsection (1) of this section shall be made:

     (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

     (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

(3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

     (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

     (b)  By the shareholders.

(4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

7-109-107.  Indemnification of officers, employees, fiduciaries, and agents.

(1)  Unless otherwise provided in the articles of incorporation:

     (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

     (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

     (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

7-109-109.  Limitation of indemnification of directors.

(1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7-109-110. Notice to shareholder of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                 *     *     *

     b. Article XII of Registrant's Articles of Incorporation provide that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

     c. Article XII of Registrant's Articles of Incorporation provides, in part:

               "e. To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director."

Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the offering are to be borne by us, are as follows:



     SEC Filing Fee                     $  3,000
     Printing Expenses                     5,000
     Accounting Fees and Expenses         15,000
     Legal Fees and Expenses              25,000
     Blue Sky Fees and Expenses            5,000
     Registrar and Transfer Agent Fee      2,000
     Marketing Expenses                   30,000
     Miscellaneous                        15,000
                                        --------
     Total                              $100,000


Item 26.  Recent Sales of Unregistered Securities.

          1. In March, 1999, we issued to a total of 17 persons, all of whom qualified as "accredited investors" and aggregate of 1,472,083 shares of common stock in conversion of an aggregate of $580,000 in convertible debt. The shares were the securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in
               Section 4(2) of the Securities Act.

          2. In March, 1999, we issued an aggregate of 7,516,740 shares of common stock in exchange for all of the issued and outstanding shares of capital stock of GeniSys Information Systems, Inc. The shares were issued exclusively to persons who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act, in reliance upon the exemption provided in
               Section 4(2) of the Securities Act.

          3. Between April and October 1999, we issued an aggregate of 518,528 shares of common stock in consideration of $204,300, or $.394 per share. The shares were issued exclusively to nine investors who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

          4. Between September and October 1999, we issued an aggregate of 445,833 shares of common stock in consideration of $267,500, or $.60 per share. The shares were issued exclusively to six investors who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.


Item 27.  Exhibits

     a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit No.    Title

2.0 Agreement Concerning the Exchange of Common Stock between Zion Enterprises, Inc. and GeniSys Information Systems, Inc.

3.1       Amended and Restated Articles of Incorporation

3.2       Bylaws

4.1       Specimen Common Stock Certificate

4.2       Specimen Warrant Certificate

5.0       Opinion of Neuman, Drennen & Stone, LLC

10.1      1999 Equity Incentive Plan

21.0      List of Subsidiaries

23.1      Consent of Neuman, Drennen & Stone, LLC

23.2      Consent of Gelfond Hochstadt Pangburn, P.C.


Item 28.       Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          c. Include any additional or changed material information on the plan of distribution.

     2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     5. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, State of Colorado on the 1st day of November, 1999.

                                   iGENISYS, INC.


                                   By:  /s/ J. Daniel Bell
                                        ---------------------------------
                                         J. Daniel Bell, President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities with iGeniSys, Inc. and on the dates indicated.

Sgnature                                 Position                Date
--------                                 --------                ----

/s/ Daniel J. Bell           Chairman of the Board, President,   11/1/99
--------------------------        Chief Executive Officer
Daniel J. Bell

/s/ Carylyn K. Bell                 Director, Secretary          11/1/99
---------------------------
Carylyn K. Bell

/s/ Walter Strycker                      Director                11/1/99
---------------------------
Walter Strycker

/s/ Henry Fong                           Director                11/1/99
---------------------------
Henry Fong

/s/ Craig Crawford                    Vice President             11/1/99
Craig Crawford

/s/ Jeffery M. Spencer                Vice President             11/1/99
---------------------------
Jeffery M. Spencer

/s/ Ward P. Rivenburg             Chief Financial Officer        11/1/99
---------------------------
Ward P. Rivenburg